As filed with the Securities and Exchange Commission on May 24, 2024.

Registration Number 333-277616

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Fashionista Distributor Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	7389	92-3992806
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2F., No. 24, Sec.1, Chongqing N. Rd., Datong Dist.
Taipei City, Taiwan (R.O.C) 103

+886-225569213
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Republic Registered Agent LLC
1810 E Sahara Ave Ste 212
Las Vegas, NV 89104
(917) 808-6808

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with Copies to:

Wei Wang, Esq.
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10105
Phone: (212) 370-1300
Fax: (212) 370-7889

Approximate date of commencement of proposed sale to public:
As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 24, 2024

Fashionista Distributor Holdings Inc.

1,000,000 Shares

Common Stock

This is the initial public offering of common stock of Fashionista Distributor Holdings Inc. and no public market currently exists for the securities being offered. We are registering for sale a total of 1,000,000 shares of common stock at a fixed price of $0.20 per share to the general public on a self-underwritten, best efforts basis, which means our President, Chief Executive Officer and director, Yushun Ting, will attempt to sell the shares. The Offering price bears no relationship to our assets, book value, earnings or any other customary investment criteria. There is no minimum number of shares that must be sold by us for the offering to proceed, and we will retain the proceeds from the sale of any of the offered shares. We are making this offering without the involvement of underwriters or broker-dealers.

This prospectus will permit the Company, through our Chief Executive Officer, to sell the newly issued shares of the Company directly to the public, with no commission or other remuneration payable to him for any shares he may sell. In offering the securities on our behalf, he will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934, as amended. The shares will be offered at a fixed price of $0.20 per share for a period of three months from the effective date of this prospectus. The offering shall terminate on the earlier of (i) when the offering period ends three months from the effective date of this prospectus), (ii) the date when the sale of all 1,000,000 shares is completed, (iii) when our board of directors decides that it is in the best interest of the Company to terminate the offering prior the completion of the sale of all 1,000,000 shares registered under the registration statement of which this prospectus is part.

There has been no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”) for our common stock to be eligible for trading on the Pink Open Market operated by the OTC Market Groups Inc. (the “OTC Pink”). We do not yet have a market maker who has agreed to file such application. There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop.

We are an “emerging growth company” and “smaller reporting company” under the federal securities laws and will be subject to reduced public company reporting requirements. We are a startup company and have recently started our operations. Any investment in the shares offered herein involves a high degree of risk. You should only purchase shares if you can afford the loss of your investment. Our independent registered public accountant has issued an audit opinion which includes a statement expressing substantial doubt as to our ability to continue as a going concern. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2024.

i

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.

Prospectus Summary

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 6 and the financial statements and related notes included in this prospectus.

Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us,” “our,” the “Company,” and “Fashionista” refer to Fashionista Distributor Holdings Inc.

Overview

We were incorporated in Nevada on March 30, 2023. We have no subsidiaries as of the date of this prospectus. We are an early development stage company based in Taiwan, Republic of China (the “R.O.C.”) providing design services to clients in Taiwan by utilizing our designer resources in Italy.

We connect our clients with the designers that we partner with in Italy and generate our revenue from providing design services and marketing consultation services tailored to our clients’ needs. We establish the price for the specified services and fulfill the specified services through collaborating with the designers in our network. With respect to our design services, we profit based on the difference between what we are paid by the client and what we pay the designer for the designer’s service performance. With respect to our marketing consultation services, our revenue was generated from service payments directly made by the customers.

Our founder and Chief Executive Officer, Yushun Ting and our Chief Financial Officer, I-Hsien Lin, have developed relationships with many designers in Italy through their past work experience. Mr. Ting used to work at an original equipment manufacturer (OEM) and original design manufacturer (ODM) of furniture and home products, where he was responsible for liaising with worldwide designers and following latest trends in furniture design as well as interior and space design. Additionally, our designers that we partner with are introduced by Mr. Lin and Mr. Ting. Prior to joining Fashionista, Mr. Lin worked at Luciano Milano, a jewelry design company based in Milan where he was responsible for brand marketing strategy in Taiwan, through which Mr. Lin developed connections with many artists and designers in trendy design fields.

Our design services  include jewelry design, interior design, and clothing and accessories design. Our marketing consultation services currently include brand and product consulting. In the future, we plan to expand our marketing consultation services to cover strategy, research, retail marketing and e-commerce marketing. We aim to help clients identify their target customers, develop brand concept and brand mission, and strategically position the clients’ brands to help the clients meet market demands.

Our business model is built and continues to evolve around our clients. Our fundamental business principle is that our clients’ specific design and marketing requirements are the central focus of how we structure our services offerings and allocate designers and other resources. This client-centric business model requires high level of dedication to customer services. Our network of designers and our executives’ years of experience in design related industries allow us to meet our clients’ demands and marketing requirements. We use our client-centric approach to grow our business by expanding our services offerings through our existing clients’ referrals and obtaining new clients.

Driven by our clients’ continuous demand for more effective and efficient marketing activities and designing consultation, we strive to provide a more personal service to meet specific client objectives by leveraging our connections and resources in Milan, Italy, the world capital of fashionable designs, and connecting with more top-rated designers with expertise in the areas that experience higher demand.

Our Strengths

Although we operate in a highly competitive industry, we believe that the following factors provide us with competitive advantages that differentiate us from our existing and potential competitors in the marketplace:

●	Sources of our designers: due to our chief executive officer’s and chief financial officer’s connections with the design related industries in Milan, we are able to secure and partner with different types of designers that meet our clients’ specific demands in a timely manner.

●	Client relationships: Our chief executive officer and chief financial officer have years of experience in design-related industries, particularly in furniture and jewelry sectors, through which they have gained a deep understanding of design and branding knowledge and clients’ needs. Their years of experience in the industry allow us to provide suggestions and insights tailored to our clients specific needs and help our clients obtain satisfactory design results. Our dedication to client services helps us achieve a sustainable development and continued growth in the long term.

●	Flexible business model: We benefit from a flexible business model by outsourcing design work to designer partners in Italy. This allows us to easily expand into different sectors without the need to invest in or train new designers. We can collaborate with quality designers based on client’s specifications, reducing initial costs and making our business more resilient. Additionally, we typically receive customer orders before we pay designers, which reduces our risks and enhances cost efficiency.

Our Growth Strategy

We intend to grow our growth business through the following strategies:

●	Expand our designer network: Building upon our existing collaborations with designers in Italy, we are expanding our partnerships with artists and designers worldwide through attending Fashion Weeks, jewelry exhibition and other design industry fairs, exhibitions and workshops. We offer attractive service fees and more business opportunities to foster mutually beneficial relationships.

●	Maintain rigorous designer selection standards: We follow a meticulous evaluation process to select designers. We review candidates’ professional accomplishments and conduct extensive meetings to assess their work portfolio. By exclusively presenting designs and proposals from trusted designers, we strive to ensure a high quality of services.

●	Provide tailored services to clients: We will focus on providing highly customizable services by continually researching the needs of global fashion and trendy clothing brands and expand our services offering to cater to client’s requirements. Leveraging our relationships with designers, we will offer comprehensive, tailored solutions that precisely align with our customers’ specific requirements.

Summary of Risk Factors

Our business is subject to multiple risks and uncertainties, as more fully described in “Risk Factors” and elsewhere in this prospectus. We urge you to read “Risk Factors” beginning on page 6 of his prospectus in full. Our significant risks are summarized as follows:

Risks Related to Our Business and Industry

●	We are an early stage company with a very limited operating history. Our limited operating history may not provide an adequate basis to judge our future prospects and results of operations.

●	We have incurred net losses since inception, and we may or may not achieve or maintain profitability in the future.

●	We rely on other third-party designers to provide design services and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.

●	Our financial performance relies on designers hired by us to complete the projects and the retention of these skilled professionals is challenging. There is no assurance that we will be able to retain our existing designers or recruit additional qualified professionals to support our future operations and growth. Any failure to do so may adversely affect the business and growth..

●	We depend on a few major customers with whom we do not enter into long-term contracts, the loss of any of which could cause a significant decline in our revenues.

●	Our reliance, and anticipated reliance in future, on loans from Yushun Ting, our President, Chief Executive Officer, director and principal stockholder, to fund our business operations in future, may have a material adverse effect on our results of operations in future and/or create conflicts of interest or perceived conflicts of interest which may have a material adverse effect on the value of our securities.

Risks Related to Doing Business in Taiwan

●	We face economic and political risks associated with doing business in Taiwan, particularly due to the geopolitical tension between Taiwan and China that could negatively affect our business and hence the value of your investment.

●	We have not set up any branch or subsidiary for our operation in Taiwan. Failure to do so if required would materially adversely affect our financial conditions and results of operations.

●	The imposition of foreign exchange restrictions in Taiwan may have an adverse effect on foreign investors’ abilities to acquire securities of a Taiwan company, or to repatriate the interest, dividends or sale proceeds from those securities.

Risks Related to Our Common Stock and This Offering

●	Our majority stockholders will control our company for the foreseeable future, including the outcome of matters requiring shareholder approval.

●	No public market for our common stock currently exists, and an active trading market may not develop or be sustained following this offering.

●	While we believe our revenues and cash on hand are adequate to meet our immediate needs, we may require additional funding in order to progress our business in the future. If we are unable to raise additional capital, we could be forced to delay, reduce or eliminate portions of our business.

●	Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

●	Even if our common stock becomes publicly-traded and an active trading market develops, the market price for our common stock may be volatile.

●	Our common stock may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

●	Our common stock will be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

●	FINRA sales practice requirements may also limit your ability to buy and sell shares of our common stock, which could depress the price of shares of our common stock.

●	You may face significant restrictions on the resale of your shares of our common stock due to state “blue sky” laws.

●	Potential future sales under Rule 144 may depress the market price for the common stock.

●	Volatility in our common stock price may subject us to securities litigation.

●	We are not likely to pay cash dividends in the foreseeable future.

●	U.S. investors may experience difficulties in attempting to effect a service of process and enforce judgments based upon U.S. Federal Securities Laws against the company and its non U.S. resident officer and director.

●	The Company is selling shares without an underwriter and may not be able to sell all or any of the shares offered herein.

●	The exclusive forum provision in our subscription agreement may have the effect of limiting a purchaser’s ability to bring legal action against the company and could limit a purchaser’s ability to obtain a favorable judicial forum for disputes.

●	Purchasers in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined under the Securities Act of 1933, as amended (the “Securities Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (or the Sarbanes-Oxley Act);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.235 billion or more in annual gross revenues; (ii) the end of fiscal year 2028; (iii) our issuance, in a three year period, of more than $1 billion in non-convertible debt; and (iv) the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million on the last business day of our second fiscal quarter.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter.

Corporate Information

Our principal executive offices are located at 2F., No.24 Sec. 1, Chongqing N. Rd., Datong Dist., Taipei City, Taiwan (R.O.C.), and our telephone number is +886-225569213. Our agent for service of process in the United States is Republic Registered Agent LLC, 1810 E Sahara Ave Ste 212, Las Vegas, NV 89104.

The Offering

Shares of common stock being offered by us	Up to 1,000,000 shares

Offering price per share	The purchase price for the common stock being sold in this offering is expected to be at a fixed price of $0.20 per share of common stock.

Common stock to be outstanding after this offering	10,000,000 shares.

Duration of the offering	The shares will be offered for a period of three months from the effective date of this prospectus. The offering shall terminate on the earlier of (i) when the offering period ends (three months from the effective date of this prospectus), (ii) the date when the sale of all 1,000,000 shares is completed, (iii) when our board of directors decides that it is in the best interest of the Company to terminate the offering prior the completion of the sale of all 1,000,000 shares registered under the registration statement of which this prospectus is part.

Use of proceeds	We estimate our total offering expenses to be approximately $110,030 and will receive gross proceeds of

● $100,000, if 50% of the shares sold

● $150,000, if 75% of the shares sold

● $200,000, if 100% of the shares sold

We intend to use the net proceeds of this offering as follows:

● Approximately 35% for marketing and branding

● Approximately 35% for new hires; and

● Approximately 30% for working capital and general corporate purposes.

See “Use of Proceeds” for further information.

Quotation of common stock	Our common stock is not presently quoted either over the counter or on a national exchange. We intend to seek a market maker for the quotation of our common stock on the OTC Pink, which if approved would only occur following the effectiveness of the registration statement of which this prospectus forms a part and potentially after the offering by the Company is consummated.

Risk factors	Investing in our common stock involves a significant degree of risk. See “Risk Factors” beginning on page 6 and the other information in this prospectus for a discussion of the factors you should consider carefully before you decide to invest in our common stock.

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the following risk factors in evaluating our business before purchasing any shares of our common stock. No purchase of our common stock should be made by any person who is not in a position to lose the entire amount of his or her investment. The order of the following risk factors is presented arbitrarily. You should not conclude the significance of a risk factor based on the order of presentation. Our business and operations could be seriously harmed as a result of any of these risks.

Risks Related to Our Business and Industry

We are an early stage company with a very limited operating history. Our limited operating history may not provide an adequate basis to judge our future prospects and results of operations.

We have a very limited operating history. We were incorporated in Nevada in March 2023 and commenced our operations in April 2023. We have limited experience in operating our company in the design services and marketing consulting services markets. Our limited history may not provide a meaningful basis for investors to evaluate our business, financial performance and prospects.

We have incurred net losses since inception, and we may or may not achieve or maintain profitability in the future.

We incurred net losses of $9,700 for the fiscal year ended April 30, 2023, and $382,030 for the nine months ended January 31, 2024. We may or may not achieve or maintain profitability in the future.

We will need to generate and sustain increased revenue levels in future periods to achieve profitability, and even if we achieve profitability, we may not be able to maintain or increase our level of profitability. We anticipate that our operating expenses will increase for the foreseeable future as we continue to develop our business, including expansion of our sales and marketing efforts. We keep our margin low to attract more customers, which will make it more difficult for us to achieve and maintain profitability. Our efforts to grow our business may be more costly than we expect, and we may not be able to increase our revenue enough to offset our higher operating expenses. If we are forced to or elect to reduce our expenses, including through cost control measures or a reduction in headcount, it could negatively impact our growth and growth strategy. As a result, we can provide no assurance as to whether or when we will achieve profitability. If we are not able to achieve and maintain profitability, the value of our company and our common stock could decline significantly, and you could lose some or all of your investment.

We rely on other third-party designers to provide design services and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.

Our success depends in part on our relationships with third-party designers, who provide the design services to our customers. If any of our designer partners ceases to collaborate with us, we would need to find an alternate designer, and may not be able to secure similar terms or replace such designers in an acceptable timeframe. Further, any negative publicity related to any of our third-party designers, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

Our financial performance relies on designers hired by us to complete the projects and the retention of these skilled professionals is challenging. There is no assurance that we will be able to retain our existing designers or recruit additional qualified professionals to support our future operations and growth. Any failure to do so may adversely affect the business and growth.

As the quality of designs and technical know-how are of critical importance to provide services to our customers, attracting and retaining talents are essential components of our business strategy. We may have to offer better commissions and incentive packages to attract and retain sufficient designers and other professionals to maintain our operations and growth, which may increase our costs and reduce profitability. There can be no assurance that we will be able to retain our existing designers and recruit additional qualified professionals to support our future operations and growth. Any failure to do so may adversely affect our business and growth.

We depend on a few major customers with whom we do not enter into long-term contracts, the loss of any of which could cause a significant decline in our revenues.

Customers who account for greater than 10% of our total annual revenue are our major customers. We had three customers for the fiscal year ended April 30, 2023, accounting for approximately an aggregate of 41%, 36% and 23% of our total revenue, respectively. We had two customers accounting for an aggregate of approximately 58% and 42% of our total revenue, respectively, for the nine months ended January 31, 2024.

We do not enter into long-term agreements with our customers but provide services on a case-by-case basis and therefore cannot be certain that services to our customers, including our major customers, will continue. The loss of any of our major customers, or a significant reduction in sales to any such customers, would adversely affect our profitability.

We expect that we will continue to depend on a relatively small number of customers for a significant portion of our revenue. Our ability to maintain close and satisfactory relationships with our customers is important to profitability of our business. During the first quarter of 2024, we entered into six new agreements with our three existing customers. Client A operates fashion department stores and has engaged us as its consultant to provide interior design services for its department store of approximately 2,063 square meters in consideration of $560,000 for our services in March 2024. Client B is a retailer of trendy clothing collection and has engaged us as its consultant to provide apparel design and pop-up store design services for its clothing and footwear collections in consideration of $41,000, $296,000 and $360,000, respectively, pursuant to three agreements entered into in January and March 2024. Client C is also a retailer of trendy clothing collection and has engaged us as its consultant to provide bag design and brand positioning services for its closing, bag, footwear, and accessories collections in consideration of $280,000 and $160,000, respectively, pursuant to two agreements for our service in February and March 2024. However, there is no assurance that they will continue to do business with us. In addition, our ability to attract potential customers is critical to the success of our business. If any of our major customers reduces, delays or cancels its orders for any reason, or the financial condition of our major customers deteriorates, our business could be seriously harmed. Similarly, a failure to meet the demands of these customers may cause us to lose customers, which may affect adversely the profitability of our business as a result. Furthermore, if we experience difficulties in the collection of our accounts receivable from our major customers, our results of operation may be materially and adversely affected.

Failure to maintain our reputation and brand image could negatively impact our business.

Our success depends on our ability to maintain and enhance our brand image and reputation. We could be adversely affected if our brand is tarnished or receives negative publicity. In addition, adverse publicity about regulatory or legal action against us could damage our reputation and brand image, undermine consumer confidence in us, and reduce long-term demand for our products, even if the regulatory or legal action is unfounded or not material to our operations.

In addition, our success in maintaining, extending and expanding our brand image depends on our ability to adapt to a rapidly changing media and internet environment, including our reliance on online advertising. Negative posts or comments about us on social networking websites could seriously damage our reputation and brand image. If we do not maintain, extend and expand our brand image, our product sales, financial condition or results of operations could be materially and adversely affected.

Our success is dependent on retaining key personnel who would be difficult to replace.

Our success depends largely on the continued services of our key management members. In particular, our success depends on the continued efforts of Mr. Yushun Ting, our President, Chief Executive Officer and director and Mr. I-Hsien Lin, our Chief Financial Officer. There can be no assurance that Mr. Ting or Mr. Lin will continue in his present capacities for any particular period of time. The loss of the services of Mr. Ting or Mr. Lin could materially and adversely affect our business development and our ability to expand and grow.

The report of our independent registered public accounting firm on our financial statements for the year ended April 30, 2023 includes an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern, and if our business is unable to continue it is likely investors will lose all of their investment.

As discussed in Note 2 to the financial statements included in this prospectus, we have suffered losses from operations and have a significant decrease in working capital that raises substantial doubt about our ability to continue as a going concern. Our auditor, Fortune CPA has indicated in their report on our financial statements for the fiscal year ended April 30, 2023 that there is a substantial doubt about our ability to continue as a going concern for the next 12 months from the issuance of the financial statements. A “going concern” opinion could impair our ability to finance our operations through the sale of equity, incurring debt, or other financing alternatives.

Management’s plan to alleviate the substantial doubt about our ability to continue as a going concern includes improvement of our liquidity and capital sources mainly through cash flow from our operations and borrowing from related parties. In order to fully implement our business plan and recover from losses, we may also seek equity financing from outside investors. At the present time, however, we do not have commitments of funds from any potential investors. There can be no assurance that additional financing, if required, would be available on favorable terms or at all and/or that these plans and arrangements will be sufficient to fund our ongoing capital expenditures, working capital, and other requirements. If we are unable to achieve these goals, our business will be jeopardized and we may not be able to continue. If we ceased operations, it is likely that all of our investors will lose their investment.

Our reliance, and anticipated reliance in future, on loans from Yushun Ting, our President, Chief Executive Officer, director and principal stockholder, to fund our business operations in future, may have a material adverse effect on our results of operations in future and/or create conflicts of interest or perceived conflicts of interest which may have a material adverse effect on the value of our securities.

We have signed an agreement with Yushun Ting, our President, Chief Executive Officer, director and principal stockholder pursuant to which Mr. Ting will provide funds to the Company for working capital. The funds provided by Mr. Ting are interest free, unsecured, and due on demand. There was $54,090 due to Mr. Ting as of January 31, 2024. In the event that Mr. Ting demands payments immediately or within a short period of time, we may not have sufficient funds to repay the loans. Further, if this loan agreement is terminated, we may not be able to obtain financing from other sources under similar terms or at all, which may materially and adversely affect our operations and results of operations.

While we believe that our agreement with Mr. Ting has been and will be on arms-length terms, such related party relationship may be perceived negatively by potential shareholders or investors and/or may result in conflicts of interest. We currently do not have a policy on related party transactions. Mr. Ting is our sole director who approves related party transactions, which presents a potential conflict of interest that could have an adverse effect on us. The conflict may not be resolved in our favor. Our related party relationships and transactions, the terms of such relationships and transactions, and/or the termination of any such relationships or transactions, may have a material adverse effect on our results of operations in future and/or create conflicts of interest or perceived conflicts of interest which may have a material adverse effect on the value of our securities.

The legal requirements associated with being a public company, including those contained in and issued under the Sarbanes-Oxley Act, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain listing of our common stock.

We may be unable to attract and retain qualified officers and directors necessary to provide for our effective management because of the rules and regulations that govern publicly listed companies, including, but not limited to, certifications by principal executive officers. Currently, our Chief Executive Officer does not have extensive experience in operating a U.S. public company. Moreover, the actual and perceived personal risks associated with compliance with the Sarbanes-Oxley Act and other public company requirements may deter qualified individuals from accepting roles as directors and executive officers. At present, we do not maintain an independent board of directors. Further, the requirements for board or committee membership, particularly with respect to an individual’s independence and level of experience in finance and accounting matters, may make it difficult to attract and retain qualified board members going forward. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain the listing of our common stock on any stock market could be adversely affected.

We have identified a material weakness in our internal controls over financial reporting. If we do not adequately remediate this material weakness, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and the market price of our shares.

Prior to this offering, we have been a private company and were never required to evaluate our internal control within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner. Our management has not completed assessment of the effectiveness of our internal control over U.S. GAAP financial reporting, and our independent registered public accounting firm has not conducted an audit of the effectiveness of our internal control over financial reporting. However, in the course of preparing and auditing our financial statements included in this prospectus, we and our independent registered public accounting firm respectively identified one material weakness in our internal control over financial reporting as of and for the fiscal year ended April 30, 2023. In accordance with reporting requirements set forth by the SEC, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified relates to inadequate segregation of duties resulting from limited accounting staff and resources. As a company with limited accounting resources, a significant amount of management’s time and attention has been and will be diverted from our business to work toward compliance with these regulatory requirements. This diversion of management’s time and attention may have a material adverse effect on our business, financial condition and results of operations. The material weakness, if not timely remedied, may lead to material misstatements in our financial statements in the future.

We plan to remediate the material weakness through the following measures from the completion of this offering:

●	Establish internal audit function and developing accounting policies, manuals and closing procedures.

●	Enhance the established internal audit function by engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control;

●	Hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; and

●	Implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; enhancing accounting policies, manuals and closing procedures to improve the quality and accuracy of our period end financial closing process.

Our management team, including our Chief Executive Officer and our Chief Financial Officer, does not expect that our disclosure controls and procedures or our internal controls will prevent or detect 100% of all errors and fraud that may occur. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected.

Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 10-K beginning with our annual report for the fiscal year ending April 30, 2025. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act and become a “large accelerated filer” or an “accelerated filer” as such term is defined in Rule 12b-2 of the Exchange Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our shares.

Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Operating as a public company requires us to incur substantial costs and requires substantial management attention. In addition, key members of our management team have no experience managing a public company.

Upon completion of this offering, we will become a public company and incur substantial legal, accounting and other expenses that we did not incur as a private company. For example, we will be subject to the reporting requirements of the Exchange Act, the applicable requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules and regulations of the SEC and the OTC Markets. For example, the Exchange Act requires, among other things, we file annual, quarterly and current reports with respect to our business, financial condition and results of operations. Compliance with these rules and regulations will increase our legal and financial compliance costs, and increase demand for our systems, particularly after we are no longer an emerging growth company. In addition, as a public company, we may be subject to stockholder activism, which can lead to additional substantial costs, distract management and impact the manner in which we operate our business in ways we cannot currently anticipate. As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors.

Our current management has no experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.

As an “emerging growth company” and a “smaller reporting company” under applicable law, we will be subject to lessened disclosure requirements, which could leave our shareholders without information or rights available to shareholders of more mature companies.

For as long as we remain an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (which we refer to herein as the JOBS Act), we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of an extension of time to comply with new or revised financial accounting standards;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an “emerging growth company.” Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Because we have elected to use the extended transition period for complying with new or revised accounting standards for an “emerging growth company,” our financial statements may not be comparable to companies that comply with public company effective dates.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. Consequently, our financial statements may not be comparable to companies that comply with public company effective dates. As such, investors may have difficulty evaluating or comparing our business, performance or prospects in comparison to other public companies, which may have a negative impact on the value and liquidity of shares of our common stock.

Risks Related to Doing Business in Taiwan

We face economic and political risks associated with doing business in Taiwan, particularly due to the geopolitical tension between Taiwan and China that could negatively affect our business and hence the value of your investment.

Our business, financial condition and results of operations and the market price of our securities may be affected by changes in governmental policies, taxation, growth rate, inflation rate or interest rates and by social instability and diplomatic and social developments in or affecting Taiwan. In particular, the unique political status of Taiwan and its internal political movement cause sustained tension between China and Taiwan. Past developments related to the interactions between China and Taiwan, especially in relation to trade activities such as bans on exports of goods from time to time, have on occasions depressed the transactions and business operations of certain Taiwanese companies and overall economic environment. We cannot predict whether there will be escalation of the tensions between China and Taiwan which would lead to new bans or tariffs on exports or even conflict. Any conflict which threatens the military, political or economic stability in Taiwan could have a material adverse effect on our current or future business and financial conditions and results of operations.

The imposition of foreign exchange restrictions in Taiwan may have an adverse effect on foreign investors’ abilities to acquire securities of a Taiwan company, or to repatriate the interest, dividends or sale proceeds from those securities.

The Taiwan government may impose foreign exchange restrictions in certain emergency situations, including situations where there are sudden fluctuations in interest rates or exchange rates, where the Taiwan government experiences extreme difficulty in stabilizing the balance of payments or where there are substantial disturbances in the financial and capital markets in Taiwan. These restrictions may require foreign investors to obtain the Taiwan government’s approval before acquiring securities of a Taiwan company, repatriating the interest or dividends from those securities or repatriating the proceeds from the sale of those securities.

We have not set up any branch or subsidiary for our operation in Taiwan. Failure to do so if required would materially adversely affect our financial conditions and results of operations.

Article 4 and Article 371 of the Company Act of the Republic of China (the “Company Act”) require foreign companies establish a branch in Taiwan to operate their business. If a foreign company needs to establish a branch in Taiwan, it must apply for and register with the Ministry of Economic Affairs, Commercial Registration Division, the National Taxation Bureau, and the Bureau of Foreign Trade in accordance with the Company Act. Under the Company Act, the term “business” refers to regular social activities and behaviors that are repeatedly performed for the same type of activity.

We have only signed and fulfilled “consulting and design service” contracts with three Taiwanese companies. As advised by the Law Offices of Forseti, our Taiwan counsel, in light of the limited number of contracts executed and performed in Taiwan, our operations in Taiwan, as of the date of this registration statement, does not meet the characteristics of “business in the territory of the Republic of China “under the Company Act and therefore are not required to set up a branch or a subsidiary in Taiwan. However, there is no assurance that relevant authorities in Taiwan would reach the same conclusion as our Taiwan counsel. If relevant authorities subsequently determines that we need to register and apply with the relevant authorities in accordance with the Company Act or our operations in Taiwan expands to the level that would be considered “business” under the Company Act, we may be required to apply to relevant authorities to set up a branch or a subsidiary. Failure to do so may prevent us from carry out our business operations in Taiwan, which would materially adversely affect our financial conditions and results of operations.

You may not be able to enforce a judgment of a foreign court in Taiwan.

Most of our assets and all of our directors and executive officers in the registration statement are located in Taiwan. As a result, it may be difficult for you to enforce judgments obtained outside Taiwan upon us or such persons in Taiwan. We have been advised by our Taiwan counsel that any judgment obtained against us in any court outside Taiwan arising out of or relating to the ADSs will not be enforced by Taiwan courts if any of the following situations shall apply to such final judgment:

●	the court rendering the judgment does not have jurisdiction over the subject matter according to Taiwan law;

●	the judgment or the court procedure resulting in the judgment is contrary to the public order or good morals of Taiwan;

●	the judgment was rendered by default, except where the summons or order necessary for the commencement of the action was legally served on us within the jurisdiction of the court rendering the judgment within a reasonable period of time or with judicial assistance of Taiwan; or

●	judgments of Taiwan courts are not recognized in the jurisdiction of the court rendering the judgment on a reciprocal basis.

Risks Related to Our Common Stock and This Offering

Mr. Yushun Ting, our President, Chief Executive Officer and director, currently controls and will continue to control our company for the foreseeable future, including the outcome of matters requiring shareholder approval.

Mr. Ting, our President, Chief Executive Officer and director currently owns 6,109,200 shares of common stock, or approximately 67.88%, of the total issued and outstanding shares of our Company. Following this offering, Mr. Ting will own approximately 61.09% of the issued and outstanding shares of the Company, assuming the sale of all 1,000,000 shares of common stock in this offering. Mr. Ting has, and will continue to have, the ability to control the election of our directors and the outcome of corporate actions requiring stockholder approval, such as: (i) a merger or a sale of our Company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our articles of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other shareholders and be disadvantageous to our shareholders with interests different from those individuals.

No public market for our common stock currently exists, and an active trading market may not develop or be sustained following this offering.

As we are in our early stages of development, an investment in our Company will likely require a long-term commitment, with no certainty of return. We will apply for quotation of our common stock on the OTC Pink. Even if our common stock is quoted on the OTC Pink, there is no guarantee that there will be any trading in our common stock. In addition, there is a risk that we will not be able to have our stock listed or quoted on a more established market, and even if we are able to do so (of which no assurance can be given), we cannot predict whether an active market for our common stock will ever develop in the future. In the absence of an active trading market:

●	investors may have difficulty buying and selling or obtaining market quotations;

●	market visibility for shares of our common stock may be limited; and

●	a lack of visibility for shares of our common stock may have a depressive effect on the market price for shares of our common stock.

We have not received any commitments to purchase any securities in this offering, and there is no minimum offering amount, meaning we could (and have the right to) raise substantially less than the maximum amount of shares being offered hereby.

Our offering is being made on a self-underwritten and “best-efforts” basis: no minimum number of shares must be sold in order for the offering to proceed. Consequently, there can be no assurance that any of the securities offered hereby will be sold. If we were only able to raise up to 50% of the maximum proceeds from this offering, it would result in negative net offering proceeds.

If substantially less than the maximum proceeds are obtained, Mr. Ting, our President, director, and Chief Executive Officer, has verbally agreed to loan us funds to support our business operations and complete our registration process with the SEC and quotation on the OTC Pink. However, Mr. Ting has no obligation to loan such funds to us. If Mr. Ting decides not to loan us funds, our ability to become a publicly traded company and our viability as an ongoing enterprise could be materially diminished.

While we believe our revenues and cash on hand are adequate to meet our immediate needs, we may require additional funding in order to progress our business in the future. If we are unable to raise additional capital, we could be forced to delay, reduce or eliminate portions of our business.

While we believe our cash, cash equivalents on hand and cash from operations are adequate to meet our liquidity needs and capital expenditure requirements for at least the next 12 months, we may require an additional infusion of funds in the future to grow our business. In the event we were to experience an economic recession or a slow growth period, such an event could adversely affect our business, liquidity and future growth. In addition, should we experience instability in or a tightening of the capital markets, such an event could adversely affect our ability to obtain additional capital to grow our business on terms acceptable to us or at all.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

We may need to raise funding in the future to further develop our business. There can be no assurance that we will be able to raise sufficient capital on acceptable terms, or at all. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back or eliminate the development of business opportunities and our operations and financial condition may be adversely affected to a significant extent.

If we raise additional capital by issuing equity securities, the percentage and/or economic ownership of our existing stockholders may be reduced, and accordingly these stockholders may experience substantial dilution. We may also issue equity securities that provide for rights, preferences and privileges senior to those of our common stock.

Debt financing, if obtained, may involve agreements that include liens on our assets, covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, increases in our expenses and requirements that our assets be provided as a security for such debt. Debt financing would also be required to be repaid regardless of our operating results.

Funding from any source may be unavailable to us on acceptable terms, or at all. If we do not have sufficient capital to fund our operations and expenses, our business opportunities could be substantially diminished.

Assuming we can find market makers to establish quotations for our common stock, and assuming all applicable approvals are obtained, we expect that our common stock will be quoted on the OTC Pink. This market is a relatively unorganized, inter-dealer, over-the-counter markets that provide significantly less liquidity than any tier of the Nasdaq Stock Market LLC (“Nasdaq”) or the New York Stock Exchange. No assurances can be given that our common stock, even if quoted on such markets, will ever trade on such markets, much less a senior market like Nasdaq or the New York Stock Exchange. In this event, there would be a highly illiquid market for our common stock and you may be unable to dispose of your common stock at desirable prices or at all. Moreover, there is a risk that our common stock could be delisted from the OTC Pink, in which case it might be listed on OTC Pink, which is even more illiquid than the OTC Pink.

The lack of an active market impairs your ability to sell your shares of our common stock at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares of our common stock. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares of our common stock and may impair our ability to expand our operations through acquisitions by using our shares as consideration.

Even if our common stock becomes publicly traded and an active trading market develops, the market price for our common stock may be volatile.

Even if our securities become publicly traded and even if an active market for our common stock develops, of which no assurance can be given, the market price for our common stock may be volatile and subject to wide fluctuations due to factors such as:

●	the perception of U.S. investors and regulators of U.S. listed companies with business activities in Taiwan;

●	actual or anticipated fluctuations in our quarterly operating results;

●	changes in financial estimates by securities research analysts;

●	negative publicity, studies or reports;

●	our capability to match and compete with technology innovations in the industry;

●	changes in the economic performance or market valuations of other companies in the same industry;

●	announcements by us or our competitors of acquisitions, strategic partnerships, joint ventures or capital commitments;

●	addition or departure of key personnel;

●	fluctuations of exchange rates between New Taiwan dollar and the U.S. Dollar; and

●	general economic or political conditions in or influencing Taiwan.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our common stock may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Assuming our common stock begins trading over-the-counter, our common stock may be “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Broad or active public trading market for our common stock may not develop or be sustained.

Our common stock will be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which we plan to have quoted for trading on the OTC Pink, will be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act, as amended. Our common stock will be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on Nasdaq or, even if so, has a price of less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million. The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

FINRA sales practice requirements may also limit your ability to buy and sell shares of our common stock, which could depress the price of shares of our common stock.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell shares of our common stock, have an adverse effect on the market for shares of our common stock, and thereby depress price of our common stock.

You may face significant restrictions on the resale of your shares of our common stock due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. We have not yet applied to have our securities registered in any state and will not do so until we receive expressions of interest from investors resident in specific states after they have viewed this offering document. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Potential future sales under Rule 144 may depress the market price for the common stock.

In general, under SEC Rule 144, a person who has satisfied a minimum holding period of between six months to one year, as well as meeting any other applicable requirements of Rule 144, may thereafter sell such shares publicly. Therefore, the possible sale of unregistered shares may, in the future, have a depressive effect on the price of our common stock in the over-the-counter market.

Volatility in our common stock price may subject us to securities litigation.

The market for our common stock may have, when compared to seasoned issuers, significant price volatility and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future, but will review this policy as circumstances dictate.

U.S. investors may experience difficulties in attempting to effect a service of process and enforce judgments based upon U.S. Federal Securities Laws against the company and its non U.S. resident officer and director.

We are a Nevada corporation and, as such, are subject to the jurisdiction of the State of Nevada and the United States courts for purposes of any lawsuit, action or proceeding by investors herein. An investor would have the ability to effect service of process in any action on the company within the United States. However, Messrs. Ting and Lin both reside in Taiwan and substantially all of our assets are located in Taiwan. As a result, it may not be possible for investors to:

●	Effect service of process within the United States against our non-U.S. resident officers or directors;

●	Enforce U.S. court judgments based upon the civil liability provisions of the U.S. federal securities laws against any of the above referenced foreign persons in the United States;

●	Enforce in foreign courts U.S. court judgments based on the civil liability provisions of the U.S. federal securities laws against the above foreign persons; and

●	Bring an original action in foreign courts to enforce liabilities based upon the U.S. federal securities laws against the above foreign persons.

Shareholder claims that are common in the United States, including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in Taiwan.

The Company is selling shares without an underwriter and may not be able to sell all or any of the shares offered herein.

Shares of common stock are hereby being offered on our behalf by our Chief Executive Officer and director on a best-efforts basis. No broker-dealer has been retained as an underwriter and no broker-dealer is under any obligation to purchase any shares of common stock. There are no firm commitments to purchase any of the shares in the direct public offering. Consequently, there is no guarantee that the Company, through its officers and directors, is capable of selling all, or any, of the shares of common stock offered hereby. The sale of a small number of shares increases the likelihood that no market will ever develop for our common stock. We will likely need to raise additional capital in the near future to finance our intended growth. Additionally, no underwriter has been involved in the preparation of this prospectus or performed any review or independent due diligence of the contents of this prospectus. No underwriter had been involved in activities such as investigating the Company, verifying the accuracy of the disclosure and assisting the Company in setting the offering price.

Our amended and restated articles of incorporation designate a state or federal court located in the State of Nevada as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with our company or our company’s directors, officers or other employees.

Our amended and restated articles of incorporation provide that, unless we consent in writing to the selection of an alternative forum, a state or federal court located in the State of Nevada shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any actions asserting a claim arising pursuant to any provision of the NRS, our amended and restated articles of incorporation or bylaws, in each case as amended, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein. This exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our amended and restated articles of incorporation. If any action the subject matter of which is within the scope the forum provisions is filed in a court other than a court located within the State of Nevada (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Nevada in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

This forum selection clause may discourage claims or limit stockholders’ ability to submit claims in a judicial forum that they find favorable and may result in additional costs for a stockholder seeking to bring a claim. While we believe the risk of a court declining to enforce this forum selection clause is low, if a court were to determine the forum selection clause to be inapplicable or unenforceable in an action, we may incur additional costs in conjunction with our efforts to resolve the dispute in an alternative jurisdiction, which could have a negative impact on our results of operations and financial condition and result in a diversion of the time and resources of our management and board of directors.

The exclusive forum provision in our subscription agreement may have the effect of limiting a purchaser’s ability to bring legal action against the company and could limit a purchaser’s ability to obtain a favorable judicial forum for disputes.

Section 6.5 of our subscription agreement, a copy of which is filed as Exhibit 10.4 to the registration statement of which this prospectus is a part, provides that, to the extent permitted by law, the Federal District Court, Southern District of New York (or, if such court does not have proper jurisdiction, the State Courts of New York County, New York) is the exclusive forum for all actions or proceedings relating to the subscription agreement. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our common stock under the subscription agreement shall be deemed to have notice of and to have consented to the forum provisions in the subscription agreement. If any action, the subject matter of which is within the scope the forum provisions of the subscription agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our common stock purchased under this subscription agreement, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

This exclusive forum provision may have the effect of limiting the ability of purchasers to bring a claim in a judicial forum that it finds favorable for disputes with our company, including by increasing the cost of such lawsuits to a purchaser, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our subscription agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Purchasers in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes for the plaintiff(s) in any such action.

Purchasers in this offering will be bound by the subscription agreement, which provides that purchasers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws to the extent permitted by law (see “Description of Capital Stock – Jury Trial Waiver”).

If we or the subscriber opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. It is uncertain whether or not a court would enforce the waiver. If any purchasers bring a claim against us in connection with matters arising under the subscription agreement, including claims under federal securities laws, such purchasers may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us. If a lawsuit is brought against us under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any purchasers in this offering or by us of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, and that involve significant risks and uncertainties. We intend the forward-looking statements to be covered by the safe harbor for forward-looking statements in these sections. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our ability to establish our business model and generate revenue and profit;

●	our ability to expand our business model;

●	our ability to manage or expand operations and to fill customers’ orders on time;

●	our ability to maintain adequate control of our expenses as we seek to grow;

●	our ability to operate as a going concern;

●	our dependence on a small number of customers for a substantial portion of our revenue;

●	the impact of significant government regulation in Taiwan;

●	our ability to implement marketing and sales strategies and adapt and modify them as needed; and

●	our implementation of required financial, accounting and disclosure controls and procedures and related corporate governance policies.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth above under “Risk Factors” and elsewhere in this prospectus. The factors set forth above under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

USE OF PROCEEDS

Our offering is being made on a self-underwritten basis: no minimum number of shares must be sold in order for the offering to proceed. The offering price per share is $0.20. The total offering amount is $200,000. We do not intend to employ any material amount of the contemplated offering to discharge any current or future indebtedness of the Company.

We intend to use the net proceeds of this offering as follows after we complete the remittance process:

●	Approximately 30% for working capital and general corporate purposes;

●	Approximately 35% for marketing and branding; and

●	Approximately 35% for new hires.

The precise amounts and percentage of proceeds we devote to particular categories of activity, and their priority of use, will depend on prevailing market and business conditions as well as on the nature of particular opportunities that may arise from time to time. Accordingly, we reserve the right to change the use of proceeds that we presently anticipate and describe herein. Pending use of the offering proceeds, we intend to invest our net proceeds in short-term, interest bearing, and investment-grade obligations.

The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100%, respectively, of the securities offered for sale by the Company. There is no guarantee that we will receive any proceeds from the offering.

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Offering Proceeds

Shares Sold	250,000	500,000	750,000	1,000,000
Gross Proceeds	$50,000	100,000	150,000	200,000

Offering Expenses
Legal & Accounting	$95,000	$95,000	$95,000	$95,000
Publishing/EDGAR	$12,000	$12,000	$12,000	$12,000
Transfer Agent	$3,000	$3,000	$3,000	$3,000
SEC Filing Fee	$30	$30	$30	$30
Total Offering Expenses	$110,030	$110,030	$110,030	$110,030

Net Offering Proceeds	$-60,030	$-10,030	$39,970	$89,970

The above figures represent only estimated costs. This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the status of and results from operations. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

If substantially less than the maximum proceeds are obtained, we plan to use the net proceeds for the following purposes in the order of priority: working capital, new hires and marketing and advertising. In order to implement our plan of operations for the next twelve month period, we require a minimum of $44,970 of funding from this offering. We anticipate that after the initial twelve month period we may need additional funding.

If substantially less than the maximum proceeds are obtained, Mr. Ting, our president, director, and Chief Executive Officer, has verbally agreed to loan us funds to support our business operations and complete our registration process with the SEC and the OTC Pink. If Mr. Ting decides not to loan us funds, our ability to complete become a publicly traded company and our viability as an ongoing enterprise could be materially diminished.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We do not anticipate paying any cash dividends in the foreseeable future and we intend to retain all of our earnings, if any, to finance our growth and operations and to fund the expansion of our business. Payment of any dividends will be made in the discretion of our board of directors, after its taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. Any dividends that may be declared or paid on our common stock, must also be paid in the same consideration or manner, as the case may be, on our shares of preferred stock, if any.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the common stock being sold in this offering. The price of the shares we are offering was arbitrarily determined. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

●	Our status as a developmental stage, “startup” company;

●	Costs associated with the continued development of our business into a profitable scale;

●	Our forecasted future prospects; and

●	Our current capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering. Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of January 31, 2024 as follows:

●	on an actual basis;

●	on an adjusted basis to reflect the sale of 25% of the shares being offered in this offering, after deducting the estimated offering expenses payable by us;

●	on an adjusted basis to reflect the sale of 50% of the shares being offered in this offering, after deducting the estimated offering expenses payable by us;

●	on an adjusted basis to reflect the sale of 75% of the shares being offered in this offering, after deducting the estimated offering expenses payable by us; and

●	on an adjusted basis to reflect the sale of 100% of the shares being offered in this offering, after deducting the estimated offering expenses payable by us.

You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of January 31, 2024	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
	US$	US$	US$	US$	US$
Stockholders’ equity:

Common Stock: $0.0001 par value, 100,000,000 shares authorized; 9,000,000 shares issued and outstanding at January 31,2024	900	925	950	975	1,000
Additional paid-in capital	89,199	139,174	189,149	239,124	289,099
Accumulated deficit	(361,730)	(471,760)	(471,760)	(471,760)	(471,760)
Total stockholders’ deficit	(271,631)	(331,661)	(281,661)	(231,661)	(181,661)
Total capitalization	(271,631)	(331,661)	(281,661)	(231,661)	(181,661)

DILUTION

If you purchase any of the shares offered by this prospectus, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share and the post-offering net tangible book value per share of our common stock immediately after this offering. Dilution results from the fact that the initial public offering price per share is substantially in excess of the book value per share attributable to the existing stockholder for the presently outstanding stock. As of January 31, 2024, our net tangible book value was negative $271,631 or negative $0.03 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets (excluding deferred offering costs) less total liabilities, divided by 9,000,000, the number of shares of common stock outstanding at January 31, 2024.

The following table sets forth as of January 31, 2024, the number of shares of common stock purchased from us and the total consideration paid by our existing stockholder and by new investors in this offering if new investors purchase 25%, 50%, 75% or 100% of the offering, after deduction of the estimated offering expenses, at a purchase price in this offering of $0.20 per share of common stock.

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Offering price Per share	$0.20	$0.20	$0.20	$0.20
Post Offering Net Tangible Book Value	$(331,661)	$(281,661)	$(231,661)	$(181,661)
Post Offering Net Tangible Book Value Per Share	$(0.04)	$(0.03)	$(0.02)	$(0.02)
Pre-Offering Net Tangible Book Value Per Share	$(0.04)	$(0.03)	$(0.03)	$(0.02)
Increase (Decrease) Net Tangible Book Value Per Share After Offering for Original Shareholder	$0.00	$0.00	$0.01	$0.00
Dilution Per Share for New Shareholders	$0.24	$0.23	$0.22	$0.22
Percentage Dilution Per Share for New Shareholders	118%	115%	112%	109%

Capital Contribution by Investors in this Offering	$50,000	$100,000	$150,000	$200,000
Capital Contribution by Existing Stockholders	$90,099	$90,099	$90,099	$90,099
% Contribution by Investors in this offering	36%	53%	62%	69%
% Contribution by Existing Stockholders	64%	47%	38%	31%
Number of Shares Held by Investors after the Offering	250,000	500,000	750,000	1,000,000
Number of Shares Held by Existing Stockholders	9,000,000	9,000,000	9,000,000	9,000,000
Total Shares Issued and Outstanding	9,250,000	9,500,000	9,750,000	10,000,000
% of Shares - Investors After Offering	3%	5%	8%	10%
% of Shares - Existing Stockholders After Offering	97%	95%	92%	90%

Assuming we sell the entire offering of 1,000,000 shares, after giving effect to the sale of shares in this offering, and after deducting estimated offering expenses payable by us, our post-offering net tangible book value as of January 31, 2024 would be $(181,661.00) or $(0.02) per share. This amount represents an immediate increase in the post-offering net tangible book value of $(0.00)  per share to our existing stockholders and an immediate dilution in the post-offering net tangible book value of approximately$0.22 per share to new investors purchasing common stock in this offering. We determine dilution by subtracting the as adjusted net tangible book value per share after the offering from the amount of cash that a new investor paid for a share of common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

All amounts included herein with respect to the fiscal year ended April 30, 2023 and nine months ended January 31, 2024 are derived from our financial statements included elsewhere in this prospectus. These financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or US GAAP.

Overview

We were incorporated in 2023 under the laws of Nevada. We are an early development stage company based in Taiwan providing design services to clients in Taiwan by utilizing our designer resources in Italy.

Key Factors Affecting Our Results

The historical performance and outlook for our business are influenced by numerous factors, including the following:

●	General Competition – Our operation is subject to the competitive landscape within the industry. We seek to establish and maintain our competitiveness through high quality customer services, customized design, and timely delivery. However, our business could potentially be negatively impacted if competitors choose to lower prices or undertake other competitive measures, potentially leading to a reduction in our customers’ service purchases.

Results of Operations

Fiscal Year Ended April 30, 2023

The following table summarizes the results of our operations for the fiscal year ended April 30, 2023.

From March 30 (inception) to April 30,
2023
Revenues	$800,000
Costs of revenues	783,500
Gross profit	16,500

Operating expenses:
General and administrative	26,200
Total operating expenses, net	26,200

Loss from operations	(9,700)
Loss before income taxes	(9,700)

Net loss	(9,700)
Net loss attributable to Fashionista Distributor Holdings Inc..	(9,700)

Comprehensive loss
Net loss	(9,700)
Foreign currency translation difference
Comprehensive loss	(9,700)
Less: Comprehensive loss attributable to non-controlling interests
Comprehensive loss attributable to Fashionista Distributor Holdings Inc.	$(9,700)

Revenues

Revenues were approximately $0.8 million for the fiscal year ended April 30, 2023. The revenues were from provision of design services. The Company commenced operations in March 2023.

Cost of revenues

Cost of revenues was approximately $0.78 million for the fiscal year ended April 30, 2023. The cost consists of the design fee of the designers.

Gross Profit

Gross profit was $16,500 for the fiscal year ended April 30, 2023. Gross profit margin is about 2.06%. The Company maintained a low profit margin to acquire more clients at the beginning of business development stage.

General and Administrative (“G&A”) Expenses

G&A expenses were approximately $0.03 million for the fiscal year ended April 30, 2023. The G&A expenses were mainly composed of staff salary and benefits incurred after commencement of operations in April 2023.

Net Loss

Net loss was $9,700 for the fiscal year ended April 30, 2023.

Nine Months Ended January 31, 2024

The following table summarizes the results of our operations for the nine months ended January 31, 2024.

For the Nine Months Ended January 31,
2024
Revenues	$78,000
Cost of revenues	70,000
Gross profit	8,000

Operating expenses:
General and administrative	359,575
Other operating expenses, net	455
Total operating expenses, net	360,030

Loss from operations	(352,030)
Loss before income taxes	(352,030)

Net loss	(352,030)
Net loss attributable to Fashionista Distributor Holdings Inc.	(352,030)

Comprehensive loss
Net loss	(352,030)
Foreign currency translation difference
Comprehensive loss	(352,030)
Less: Comprehensive income (loss) attributable to non-controlling interests
Comprehensive loss attributable to Fashionista Distributor Holdings Inc.	$(352,030)

Revenues

Revenues were approximately $0.08 million for the nine months ended January 31, 2024.The revenues were from provision of design services. The Company commenced operations in March 2023.

Cost of revenues

Cost of revenues was approximately $0.07 million for the nine months ended January 31, 2024. The cost of revenues consists of the design fee of the designers.

Gross Profit

Gross profit margin increased from 2.06% for the fiscal year ended April 30, 2023 to 10.26% for the nine months ended January 31, 2024 mainly because the Company paid a relatively high designer fee to designers as it was the first time the Company and the designers partnered together, resulting in a low gross profit margin of only 2.06% as of April 30, 2023. From May 2023 to January 2024, as the business of the Company gradually expanded, the Company gradually increased its gross profit and reduced the proportion of revenue paid to its designers for the design fees. The Company expects to maintain its gross profit margin at around 10% in the future.

G&A Expenses

G&A expenses were approximately $0.36 million for the nine months ended January 31, 2024. The G&A expenses were mainly comprised of staff salary and legal expense.

Other Operating Expenses, Net

Other operating expenses, net, was $455 for the nine months ended January 31, 2024. It was mainly comprised of bank charges.

Net Loss

Net loss was $352,030 for the nine months ended January 31, 2024.

Liquidity and Capital Resources

Cash Flow Summary

Fiscal Year Ended April 30,
2023
Net cash (used in) provided by operating activities	$—
Net cash used in investing activities	—
Supplemental noncash financing activities	—
Net cash used in financing activities	—
Effect of foreign exchange rate on cash and cash equivalents	—
Net (decrease) increase in cash and cash equivalents	—
Cash and cash equivalents at the beginning of the year	—
Cash and cash equivalents at the end of the year	$—

For the Nine Months Ended January 31,
2024
Net cash used in by operating activities	$(83,602)
Net cash used in investing activities	—
Supplemental noncash financing activities
Net cash provided by financing activities	104,189
Effect of foreign exchange rate on cash and cash equivalents	—
Net increase in cash and cash equivalents	20,587
Cash and cash equivalents at April 30,2023	—
Cash and cash equivalents at January 31, 2024	$20,587

Operating Activities:

Net cash used in operating activities for the fiscal year ended April 30, 2023 was approximately $0. It was primarily due to

a)	a net loss of $9,700;

b)	an increase in accounts receivable of $800,000 due to our sales for the fiscal year ended April 30, 2023;

c)	an increase in accounts payable of $783,500 due to our sales for the fiscal year ended April 30, 2023;

d)	an increase in other payables and accrued expenses of $26,200.

Net cash used in operating activities for the nine months ended January 31,2024 was approximately $83,602. It was primarily due to

a)	a net loss of $352,030;

b)	a decrease in accounts receivable of $800,000 due to our collection of design service payments made by customers for the nine months ended January 31, 2024;

d)	a decrease in accounts payable of $783,500 due to our payments to our designers for the nine months ended January 31,2024; and

e)	an increase in other payables and accrued expenses of $251,928 for the nine months ended January 31,2024 due to the operation expense such as payroll expense ,rental expense, and service expense.

Financing Activities:

Net cash provided by financing activities for the nine months ended January 31,2024 was approximately $ 104,189, representing r net proceeds of a related party loan of $14,090 and cash received from subscription receivable of $ 90,099, which was paid by Yushun Ting and I-Hsien Lin, our director, president, and chief financial officer.

Accounts Receivable

The management usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the statements of income and comprehensive income.

Cost of Revenue

Cost of revenues consists primarily of the cost of design expense from designers.

We expect that our cost of revenues will increase in absolute amounts in the foreseeable future as we continue to expand our business.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes. ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or future deductibility is uncertain.

ASC 740-10-25 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. It also provides guidance on the recognition of income tax assets and liabilities, classification accounting for interest and penalties associated with tax positions, years open for tax examination, accounting for income taxes in interim periods and income tax disclosures. There were no material uncertain tax positions as of January 31, 2024.

Critical Accounting Policies, Judgments and Estimates

Basis of Presentation

The accompanying financial statements and related notes have been prepared in accordance with generally accepted accounting principles in the United Stated of America (“US GAAP”) and have been consistently applied. The accompanying financial statements include the financial statements of the Company.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. Such estimates include, but are not limited to, allowances for doubtful accounts. Actual results could differ from those estimates.

Revenue Recognition

The company adopted ASC 606, “Revenue from Contracts with Customers” for all periods presented. Consistent with the criteria of Topic 606, the Company follows five steps for its revenue recognition: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

Revenues are recognized when our customers accept the design service and make the payment. It occurs at a point in time on the terms and conditions of the agreement, in an amount that reflects the consideration we expect to be entitled to in exchange for those services.

Expected Credit Loss

The Company adopted ASU 326, “Financial Instruments—Credit Losses” for all periods presented. The company’s accounting treatments are in conformity with Accounting Standards Update (ASU) 2016-13, Financial Instruments—Credit Losses (Topic 326) in according to accounting principles generally accepted in the United States of America.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

BUSINESS

Overview

We were incorporated in Nevada on March 30, 2023. We are an early development stage company based in Taiwan providing design services to clients in Taiwan by utilizing our designer resources in Italy.

We connect our clients with the designers that we partner with in Italy and generate our revenue from providing design services   and marketing consultation services tailored to our clients’ needs. We establish the price for the specified services and fulfill the specified services through collaborating with the designers in our network. With respect to our design services, we profit based on the difference between what we are paid by the client and what we pay the designer for the designer’s service performance. With respect to our marketing consultation services, our revenue was generated from service payments directly made by the customers.

Our founder and Chief Executive Officer, Yushun Ting and our Chief Financial Officer, I-Hsien Lin, have developed relationships with many designers in Italy through their past work experience. Mr. Ting used to work at an original equipment manufacturer (OEM) and original design manufacturer (ODM) of furniture and home products, where he was responsible for liaising with worldwide designers and following latest trends in furniture design as well as interior and space design. Additionally, designers that we partner with are introduced by Mr. Lin and Mr. Ting. Prior to joining Fashionista, Mr. Lin worked at Luciano Milano, a jewelry design company based in Milan where he was responsible for brand marketing strategy in Taiwan, through which Mr. Lin developed connections with many artists and designers in trendy design fields.

Our design services include jewelry design, interior design, and clothing and accessories design. Our marketing consultation services currently include brand and product consulting. In the future, we plan to expand our marketing consultation services to cover strategy, research, retail marketing and e-commerce marketing. We aim to help clients identify their target customers, develop brand concept and brand mission, and strategically position the clients’ brands to help the clients meet market demands.

Our business model is built and continues to evolve around our clients. Our fundamental business principle is that our clients’ specific design and marketing requirements are the central focus of how we structure our services offerings and allocate designers and other resources. This client-centric business model requires high level of dedication to customer services. Our network of designers and our executives’ years of experience in design related industries allow us to meet our clients’ demands and marketing requirements. We use our client-centric approach to grow our business by expanding our services offerings through our existing clients’ referrals and obtaining new clients.

Driven by our clients’ continuous demand for more effective and efficient marketing activities and designing consultation, we strive to provide a more personal service to meet specific client objectives by leveraging our connections and resources in Milan, Italy, the world capital of fashionable designs, and connecting with more top-rated designers with expertise in the areas that experience higher demand.

Our Services and Revenue Model

Our design services to date have focused on clothing, footwear, accessories, and commercial retail spaces. We currently outsource the design work that we receive from clients to suitable designers whom we partner with in Italy. During our engagement, we are in close communication with clients to understand their needs and advise them on styles, themes, and overall concept of designs. We will then select suitable designers to provide drafts of designs. Clients are presented with the option to either adopt specific elements or the entire series of designs. Currently, we do not retain a high profit margin for our services because of the need to attract more customers and grow our business. Most of our services contracts are individually negotiated, and, accordingly, the terms of client engagements and the base on which we earn fees and margins vary significantly.

 Our marketing consultation services to date have focused on assisting clients in identify target customers, developing brand concept and brand mission, and strategically positioning the clients’ brands to help the clients meet market demands. Our current customer for our marketing consultation services is an existing customer for our design services. The designer providing the design services also provides the marketing consultation services to this customer.

The prices for our design services are typically based on the estimated work load and experience, expertise and the number of designers who may be involved. The payments to designers are generally based on the time needed for the work and expertise and experience of designers, which also factor into their previous prices for reference. We are generally required to pay the designers within 90 days after the delivery of final work products and we ask our clients to pay us within 90 days after the delivery of designs to them. However, due to the delay in opening our bank account after our incorporation and tight in liquidity of our customers, we did not timely collect all the accounts receivable timely.   However, all of our accounts receivable as of April 30, 2023 were fully collected as of November 30, 2023. Our design consulting agreements entered with customers generally provide for termination by either party on relatively short notice, usually 30 days.

The prices for our marketing consultation services   are typically based on the estimated work load and experience, expertise and the number of designers who may be involved. The payments to designers are generally based on the time needed for the work and expertise and experience of designers, which also factor into their previous prices for reference. We are generally required to pay the designers within 90 days after the delivery of final work products and we ask our clients to pay us within 90 days after the delivery of designs to them.

Our Clients and Designers

Our Clients

We are an early development stage company and commenced operations in April 2023. As of the date of this prospectus, we have served three clients based in Taiwan. Our clients are in various industries and have come to us to seek different types of services.

During the first quarter of 2024, we entered into five new agreements with our three existing customers. Client A operates fashion department stores and has engaged us as its consultant to provide interior design services for its department store of approximately 2,063 square meters in consideration of $560,000 for our services in March 2024. Client B is a retailer of trendy clothing collection and has engaged us as its consultant to provide apparel design and pop-up store design services for its clothing and footwear collections in consideration of $41,000, $296,000 and $360,000, respectively, pursuant to three agreements entered into in January and March 2024. Client C is also a retailer of trendy clothing collection and has engaged us as its consultant to provide bag design for its closing, bag, footwear, and accessories collections in consideration of $280,000 , pursuant to an agreement in February 2024.

We currently have one client, Client C, engaged us for our marketing consultation services. Client C is an existing client, a retailer of trendy clothing collection as mentioned above that has engaged us for our bag design services. In March 2024, Client C engaged us as its consultant for brand positioning services We will assist the client in identifying target customers, strategically positioning its brand to meet market demands, and developing brand concept and mission in consideration of $160,000.

Our Designers

We currently partner with four designers, namely Andrea Ciccolo, Nicola Tononi, Agne Raceviciute, and Raffaele Iaculli. Our designers can provide design services covering apparels, shoes, jewelries, and interior design. Once we are engaged by our clients, we will sign a design service agreement with a designer who can provide the specific design services the client is seeking. During the six months ended July 31, 2023, we entered into two design service agreements with Nicola Tononi with respect to the design for collections of bags, footwear and certain accessories; we entered into two design service agreements with Raffaele Iaculli in connection with certain collection of clothes; we entered into one design service agreement with Andrea Ciccolo for the interior design of a fashion department store. As of the date of this prospectus, all the foregoing agreements were fully performed. We signed two new design service agreements with Raffaele Iaculli in connection with fashion clothing design services in January and March 2024; we signed two design service agreements with Nicola Tononi in connection with brand positioning and bag design services in March 2024; we signed two design service agreements with Andrea Ciccolo for the interior design of fashion stores in March 2024; we signed a design service agreement with Agne Raceviciute for the interior design of a pop-up store in March 2024, which are in progress as of the date of this prospectus.

Our Industries

We believe that strong branding strategies starting from product design and involving in marketing strategies can launch and support a company’s long-term success, setting it apart from its competitors. We believe that the strong branding strategies have always been valuable in the marketing world, but are being recognized for their importance more than ever during a time where companies need to build strong relationships with their customers by offering value-added services, innovative products, and high-quality experience. Many small and medium-sized enterprises are increasingly aware of the importance of brand design and are willing to invest in creating distinctive brand images. Many brand management and marketing consulting companies in Taiwan are global players. They generally charge high service fees that many small and retail customers in Taiwan are not able to afford. As a result, most small and retail clients in Taiwan prefer local consulting firms with more affordable service fees. We provide customized design services through talented designers located in Italy reasonable service rates allowing us to engage the market more competitively and sustainably. The global market for product design and development services estimated at approximately $11.1 billion in the year 2022, is projected to reach $26.7 billion by 2030, growing at a CAGR of 11.5% over the period from 2022 to 2030 according to ReportLinker, a marketing intelligence company. The global marketing consulting market size was valued at approximately $22.32 billion in 2021 and is expected to expand at a CAGR of 3.88% during the forecast period, reaching approximately $32.79 billion by 2031 according to Business Research Insights, a market research company.

We believe that creative design services in Taiwan have grown and achieved a certain level of influence in both domestic and international markets. In recent years, the Taiwanese government has actively promoted the development of creative design industry by providing market participants with adequate support and resources, such as the policies of promoting cultural and creative industry implemented in 2002, and thus creates a business-friendly environment to creative design industry according to Small and Medium Enterprise Administration in Taiwan. We believe that the overall growth of design services industry and business-friendly environment will help on our business growth in other countries/regions of Asia as we expand our business to places such as China and Southeast Asia in the future.

Our Strengths

Although we operate in a highly competitive industry, we believe that the following factors provide us with competitive advantages that differentiate us from our existing and potential competitors in the marketplace:

●	Sources of our designers: due to our chief executive officer’s and chief financial officer’s connections with the design related industries in Milan, we are able to secure and partner with different types of designers that meet our clients’ specific demands in a timely manner.

●	Client relationships: Our chief executive officer and chief financial officer have years of experience in design-related industries, particularly in furniture and jewelry sectors, through which they have gained a deep understanding of design and branding knowledge and clients’ needs. Their years of experience in the industry allow us to provide suggestions and insights tailored to our clients’ specific needs and help our clients obtain satisfactory design results. Our dedication to client services helps us achieve a sustainable development and continued growth in the long term.

●	Flexible business model: We benefit from a flexible business model by outsourcing design work to designer partners in Italy. This allows us to easily expand into different sectors without the need to invest in or train new designers. We can collaborate with quality designers based on client’s specifications, reducing initial costs and making our business more resilient. Additionally, we typically receive customer orders before we pay designers, which reduces our risks and enhances cost efficiency.

Our Growth Strategy

We intend to grow our growth business through the following strategies:

●	Expand our designer network: Building upon our existing collaborations with designers in Italy, we are expanding our partnerships with artists and designers worldwide through attending Fashion Weeks, jewelry exhibition and other design industry fairs, exhibitions and workshops. We offer attractive service fees and more business opportunities to foster mutually beneficial relationships.

●	Maintain rigorous designer selection standards: We follow a meticulous evaluation process to select designers. We review candidates’ professional accomplishments and conduct extensive meetings to assess their work portfolio. By exclusively presenting designs and proposals from trusted designers, we strive to ensure a high quality of services.

●	Provide tailored services to clients: We will focus on providing highly customizable services by continually researching the needs of global fashion and trendy clothing brands and expand our services offering to cater to client’s requirements. Leveraging our relationships with designers, we will offer comprehensive, tailored solutions that precisely align with our customers’ specific requirements.

●	Develop a solid and growing customer base: A solid and growing customer base is integral to the success and growth of our business. We had three customers in total, accounting respectively for approximately 41%, 36% and 23% of our total revenue for the fiscal year ended April 30, 2023, and two customers accounting for approximately 58% and 42% of our total revenue, respectively, for the nine months ended January 31, 2024. Maintaining and developing our customer base depends largely on the success of our marketing efforts and our designers’ ability to provide a consistent and high quality services and customer experience. We plan to continue to market and aim to grow our customer base by 67%. To achieve this goal, we aim to engage two new customers in 2024 by increasing our brand exposure by joining industry related workshops and conferences. We are also seeking more effective advertising channels on social media to build relationship with our prospective customers.

Intellectual Property

As of the date of this prospectus, we do not own any intellectual property.

Competition

Our business depends on our ability to meet our customers’ demands for our design services. Our competitors include, but are not limited to, Ogilvy Group, and DEM Inc. Ogilvy Group is a global advertising and marketing communications company, known for providing creative advertising and marketing solutions and offering a comprehensive brand strategy, including but not limited to, creative design services, marketing campaigns, brand strategies, public relations. DEM Inc. is a Taiwan company known for providing brand strategies, graphic design services, interior design services, product design services. We are an early development stage company, but with our team’s years of experience in design related industries and our connections with designers, we believe we are well-positioned to compete in the design services and marketing consultancy services markets, particularly in the apparel, accessories, and interior design segments by expanding and deepening our partnerships with high quality designers and offering our clients services at competitive prices. We strive to pair our clients with designers with specific expertise in the areas that our clients are looking for and thus provide our clients with a customized and personalized experience, which we believe creates a competitive advantage for our company.

Employees

As of the date of this prospectus, we have only two full-time employees, i.e., our executive officers.

Properties

We presently lease a 66-square-meter office space at 2F., No.24 Sec. 1, Chongqing N. Rd., Datong Dist., Taipei City, Taiwan (R.O.C.) under a lease agreement expiring on March 30, 2025. Our current monthly rent for this space is $1,200.

Legal Proceedings

None.

Regulations

We are subject to a variety of Taiwan laws, rules and regulations across a number of aspects of our business. This section sets forth a summary of the most significant laws and regulations that are applicable to our current business activities within Taiwan.

Regulations on Company Establishment

The establishment, operation and management of companies in Taiwan is governed by the Company Act, which was latest amended on December 29, 2021. There are four types of companies in Taiwan: unlimited company, unlimited company with limited liability shareholders, limited company and company limited by shares. Unlimited company and unlimited company with limited liability shareholders are rarely used in practice; a company limited by shares is the most common form of business undertaken for foreign investors in Taiwan. The Taiwan Company Act applies to both Taiwan domestic companies and foreign-invested companies, unless otherwise provided in the relevant foreign investment laws and regulations.

Regulations on Foreign Investment

The principal regulations governing foreign investments in Taiwan are the Statute for Investment by Foreign Nationals, the Regulations for Verification of Investment by Overseas Chinese and Foreign Nationals, and the Regulations Governing Investment in Securities by Overseas Chinese and Foreign Nationals. In order to efficiently provide services and manage foreign investments, Taiwan government has specifically established the Investment Commission under the Ministry of Economic Affairs.

All investments made by foreign nationals within the territory of Taiwan must comply with the provisions of the Statute for Investment by Foreign Nationals and receive permission from the Investment Commission. According to the administrative ordinance “Negative List for Investment by Overseas Chinese and Foreign Nationals” issued by the Investment Commission, Taiwan maintains a negative list of industries closed to foreign investment because the authorities assert relate to national security and environmental protection, including public utilities, power distribution, natural gas, postal service, telecommunications, mass media, and air and sea transportation.

Regulation Relating to International Trade

When a US company seeks to establish a branch in Taiwan (the Republic of China), it must comply with both Taiwanese laws and international trade regulations. A US company has to check the availability of its company name in Chinese with the Central Region Office, Ministry of Economic Affairs (MOEA) in Taiwan, and retain that name upon approval. Branch companies must register with the Department of Commerce, MOEA, and are subject to the same requirements as local companies. Taiwan’s Foreign Trade Act governs the exportation and importation of goods, including related activities such as trademarks, patent rights, copyrights, and other intellectual property rights. Export/import businesses must register with the Bureau of Foreign Trade (BOFT) of the MOEA to engage in export/import trade. If a branch company operates in fields requiring special licensing, or if it wishes to hire foreign managers, it should have a registered capital of over NT$500,000. Special licensing may be required for certain types of businesses such as those dealing with tobacco, alcohol, or medical equipment. Branch companies are subject to a 5% Business Tax, filed every two months, and a 20% Profit-Seeking Enterprise Income Tax, filed annually. Profits sent abroad to the parent company are not subject to additional taxation in Taiwan. In certain industries, Taiwan has set foreign ownership limits, such as a 60% limit on foreign ownership of wireless and fixed-line telecommunications firms, with a direct foreign investment limit of 49% in that sector.

Regulations on Merger and Acquisition

The main laws and regulations governing merger and acquisition (“M&A) activities in Taiwan are the Business Merger and Acquisitions Act, the Company Act, the Securities and Exchange Act and the Fair Trade Act.

The competent authority in charge of the regulations in relation to M&A is the Ministry of Economic Affairs. The main regulatory body in charge of public M&A transactions is the Securities Futures Bureau of the Financial Supervisory Commission, the government agency in charge of public companies. Other relevant regulatory bodies include the Fair Trade Commission, the authority in charge of antitrust clearance, and the Investment Commission, the authority in charge of reviewing foreign and PRC investments. If the target holds any special license, the transaction may also be subject to the review of the authority in charge of such special license.

Except for certain specific sensitive activities, foreign investments are generally not restricted in Taiwan but are subject to the prior approval from the Investment Commission of Taiwan if a foreign investor wants to acquire 10% or more of the shares of a Taiwan listed company. The approval must be obtained before the final completion of the transaction.

Regulations on Personal Data Protection

Under Taiwan law, the Personal Data Protection Act is the main law governing personal data protection. Under the Personal Data Protection Act, unless otherwise specified, a company is generally required to give notice to and obtain consent from an individual before collecting, processing, or using any of the said individual’s personal information, subject to certain exceptions.

Pursuant to the Personal Data Protection Act, the personal data pertaining to a natural person’s medical records, healthcare, genetics, sex life, physical examination and criminal records is classified as sensitive personal data, which shall be subject to certain stricter obligations.

In addition to the Personal Data Protection Act, when conducting the clinical trial, the sponsor and the investigator shall also comply with other relative regulations or practices with regard to the protection of the subject’s personal data, such as the Human Subjects Research Act and the Regulations on Human Trials.

Regulations on Foreign Currency Exchange

The principal regulation governing foreign currency exchange in Taiwan is the Foreign Exchange Regulation Act, amended on April 29, 2009. Pursuant to the Foreign Exchange Regulation Act, Taiwan Dollars amounting under the amount of NTD$500,000 are freely convertible no matter what transaction they are in relation with. On the other hand, the transactions involving NTD$500,000 or more or its equivalent in foreign currency shall fulfill certain obligations as provided in the Regulations Governing the Declaration of Foreign Exchange Receipts and Disbursements or Transactions.

Under the Regulations Governing the Declaration of Foreign Exchange Receipts and Disbursements or Transactions, for those foreign exchange transactions which amounts more than NTD$500,000 and relates to the sales of goods or provision of services, such transaction shall be declared through filing a declaration statement. For those foreign exchange transactions which are not related to the sales of goods or provision of services, ranging from NTD$500,000 to US$ 50 million, such transaction shall be declared through filing a declaration statement, and providing supporting documents, such as contracts or letters of approval, to the bank. For those foreign exchange transactions which are not related to the sales of goods or provision of services, amounting more than USD 50 million, such transaction shall be declared through filing a declaration statement, providing supporting documents to the bank, and obtaining the approval of the Central Bank of Taiwan.

Though Taiwan government has promulgated the Regulations Governing Foreign Exchange Control on July 2, 1997, pursuant to the Foreign Exchange Regulation Act, the requirements for the government to implement those foreign exchange control measures should be subject to either of the following conditions: (1) When the domestic or foreign economic disorder might endanger the stability of the domestic economy; and (2) When this country suffers a severe balance of payments deficit. From the past history, Taiwan government only implemented those foreign exchange control measures once in 1997 during the Asian Financial Crisis.

Regulations on Dividend Distribution

The principal regulations governing dividend distribution is the Company Act. Pursuant to the Company Act, a Taiwan company shall not pay dividends unless its losses have been covered and statutory reserve funds has been set aside, which should be 10% of the company’s after-tax net profits. However, in the event that the company’s statutory reserve funds have reached the total amount of the company’s capital, the company does not need to set aside any amounts for its statutory reserve funds. If the company has no net profits, in principle, it shall not pay dividends.

Regulations on Employee Stock Incentive Plan

The principal regulations governing dividend distribution is the Company Act. Pursuant to the Company Act, a Taiwan company may choose to implement the employee stock incentive plan through five kinds of strategies: (1) employee stock compensation, (2) employee stock option certificates, (3) employee subscription of new shares using cash as consideration, (4) treasury shares transferred to employees, (5) employee restricted share units. After the amendment of the Company Act on August 1, 2018, transferring the company’s stocks to the employees of the company’s parent company or its subsidiaries under the employee stock incentive plan is also permitted by law.

Regulations on Employment and Social Insurance

The labor law in Taiwan is regulated mainly by the Labor Standards Act, amended in June 2020. The Labor Standards Act governs the terms and conditions of employment such as working hours, holidays, rest periods, wages, overtime, leave, and termination of employment. According to Labor Standard Act, an employer is required to reach an agreement on salary with the employees, in which the agreed salary shall meet with the minimum amount set by the competent authority. Violations of the Labor Standards Act may result in fines and other administrative sanctions, and serious violations may result in criminal liabilities.

In order to protect workers’ safety and health and to prevent occupational accidents, the employers in Taiwan are also required to comply with the Occupational Safety and Health Act. According to the Occupational Safety and Health Act, the employer shall arrange safety equipment to prevent any emergency. In addition, the employer shall provide safety education and trainings for the employees which shall enable the employees to protect themselves when any accident occurs.

Taiwan governmental authorities have passed a variety of laws and regulations regarding social insurance and employee’s pension from time to time, including, among others, the Labor Insurance Act, the National Health Insurance Act, the Labor Pension Act, and the Employment Insurance Act. Pursuant to these laws and regulations, Taiwan companies must make contributions at specified levels for their employees to the relevant social insurance and pension funds. Failure to comply with such laws and regulations may result in various fines and legal sanctions.

Regulations on Taxation

According to the Taiwan Income Tax Act, a company incorporated in Taiwan is a Taiwan tax resident and will be subject to 20% corporate income tax on its worldwide income. A non-resident company will be subject to 20% corporate income tax on its Taiwan-sourced income. If a resident company does not distribute its financial earnings generated in a year to its shareholders by the end of the following year, a surtax of 5% would be imposed on the undistributed earnings.

Effective from 2020, the Taiwan Statute for Industrial Innovation was amended, which extends the tax incentive by 10 years until December 31, 2029 for research and development (“R&D”) expenditure. Under the tax incentive program, a company conducting qualifying R&D activities may select one of the following incentives: (i) up to 15% of qualifying R&D expenses may be credited against corporate income tax payable in the current year; or (ii) up to 10% of qualifying R&D expenses may be credited against corporate income tax payable in the year expenses incurred and carried forward for the next 2 years. In addition, if a company uses NTD 1 million or more of its undistributed earnings to construct or purchase buildings, software or hardware equipment, or technology for use in production or operation within 3 years from the year such earnings are derived, such investment amounts may be deducted from the undistributed earnings in calculation of the current year’s undistributed earnings for assessment of surtax imposed on undistributed earnings from the year 2018.

The alternative minimum tax (“AMT”) imposed under the Taiwan Income Basic Tax Act is a supplemental income tax which applies if the amount of regular income tax calculated pursuant to the Taiwan Income Tax Act and relevant laws and regulations is below the amount of basic tax prescribed under the Taiwan Income Basic Tax Act. The taxable income for calculating AMT includes most income that is exempt from income tax under various legislations, such as capital gains from qualified securities and future transactions. The prevailing AMT rate for business entities is 12%.

According to the Taiwan Income Tax Act, a withholding tax rate of 21% shall generally be applicable to dividends distributed to non-Taiwan resident enterprise/individual investors. The withholding tax on the dividends may be reduced pursuant to a tax treaty between Taiwan and the jurisdictions in which the non-Taiwan shareholders reside. Taiwan currently has a treaty network with 34 countries.

MANAGEMENT

Directors and Officers

The following table sets forth certain information regarding our board of directors and our executive officer, as of the date of this prospectus.

Name	Age	Position
Yushun Ting	37	President, Chief Executive Officer and Director
I-Hsien Lin	46	Chief Financial Officer

Yushun Ting is the founder of our Company and has served as our President, Chief Executive Officer and sole director, since our inception. Prior to founding our company, from March 2020 to February 2023, Mr. Ting worked at Business Securities Limited, an investment company in Hong Kong, as a Vice President focusing on the research and investment in consumer industries, in particular, the apparel industry and also in charge of designing and producing related apparel products of the sponsored basketball team by the company. He was a special assistant to the chairman at Guangzhou Foshan Hongxiang Real Estate Co., Ltd., an investment company, from August 2018 to February 2020. From February 2014 to August 2018, Mr. Ting worked at Chiao Fu Enterprise Co., Ltd., an original equipment manufacturer (OEM) and original design manufacturer (ODM) of furniture and home products, as a special assistant to the general manager of product design and marketing. At the same time, he was responsible for the operation, including design and sale, of the related products of the basketball team sponsored by the company. Mr. Ting holds a Bachelor’s degree in biomedical information and a Master’s degree in International Business Management from Asia University.

I-Hsien Lin has been our Chief Financial Officer since inception of the Company. From August 2018 to February 2023, Mr. Lin was a regional director at Xin Zhan Silver Co., doing business as Luciano Milano (“Luciano Milano”), a jewelry design and sale company, where he was responsible for operation and market expansion in Taiwan. From July 2018 to December 2006, Mr. Lin worked at Luciano Milano as a sales and marketing manager responsible for marketing research and brand strategies. Mr. Lin holds a Bachelor’s degree in engineering from National Chin-Yi University of Technology and a Master of Science in engineering from National Taipei University of Technology.

Family Relationships

There are no family relationships, or other arrangements or understandings between or among any of our directors, and executive officers.

Director Independence and Committees of the Board of Directors

We are not required to have any independent members of the Board of Directors. Our Board of Directors has determined that none of the directors are independent under applicable SEC rules. As we do not have any board committees, the Board as a whole carries out the functions of audit, nominating and compensation committees.

Code of Business Conduct and Ethics

We currently do not have a Code of Ethical Conduct but plan to adopt one as we develop our business in the future.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation paid to our Chief Executive Officer and Chief Financial Officer for services rendered in all capacities for the fiscal year ended April 30, 2023.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yushun Ting		—	—	—	—	—	—	—	—
President, Chief Executive Officer and Director	2023	15,000	—	—	—	—	—	—	15,000
I-Hsien Lin		—	—	—	—	—	—	—	—
Chief Financial Officer	2023	10,000	—	—	—	—	—	—	10,000

Employment Agreements and Potential Payments Upon Termination

Yushun Ting

Mr. Ting serves as our Chief Executive Officer pursuant to an employment agreement dated March 31, 2023. Pursuant to his employment agreement, Mr. Ting is entitled to an annual salary of $180,000 and participate in the Company’s equity incentive plan and other company benefits such as retirement and health and welfare plans made available to employees generally. His employment term has an initial term of three years subject to automatic renewal for additional three year terms unless either party provides a written notice of termination to the other party at least 30 days prior to the expiration of the applicable term.

Pursuant to Mr. Ting’s employment agreement, the Company may terminate Mr. Ting’s employment for cause (as defined in the agreement), at any time, without notice. Upon termination for cause, Mr. Ting will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and his right to all other benefits will terminate, except as required by any applicable law. The Company may also terminate Mr. Ting’s employment without cause upon 30 days’ advance written notice. In the case of such a termination by the Company, Mr. Ting will be entitled to the amount of salaries earned and not paid prior to termination and a lump sum cash payment equal to three months of the base salary as of the date of such termination.

In the event Mr. Ting is terminated for death and disability, Mr. Ting will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and his right to all other benefits will terminate, except for his base salary earned and not paid prior to termination.

In addition, if the Company or its successor terminates Mr. Ting’s employment agreement upon a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, Mr. Ting shall be entitled to the following severance payments and benefits upon such termination: (i) a lump sum cash payment equal to three months of his base salary at a rate equal to the greater of his annual salary in effect immediately prior to the termination, or his then current annual salary as of the date of such termination; (ii) a lump sum cash payment equal to pro-rated amount of his target annual bonus for the year immediately preceding the termination; (iii) payment of premiums for continued health benefits under the Company’s health plan for three months following the termination; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by him.

Pursuant to Mr. Ting’s employment agreement, he may terminate his employment at any time with 30 day’s advance notice without cause, if (i) there is a material reduction in his authority, duties and responsibilities unless such reduction was made with his consent; (ii) there is a material reduction in his annual salary. In such case, he is entitled to compensation equivalent to three months of his base salary immediately prior to such termination. In addition, he may resign prior to the expiration of his employment agreement with the Company if such resignation is approved by the board of directors or an alternative agreement with respect to his employment is agreed to by the board of directors.

Mr. Ting’s employment agreement also contains customary restrictive covenants relating to confidentiality, non-competition and non-solicitation.

I-Hsien Lin

Mr. Lin serves as our Chief Financial Officer pursuant to an employment agreement dated March 31, 2023. Pursuant to his employment agreement, Mr. Ting is entitled to an annual salary of $120,000 and participate in the Company’s equity incentive plan and other company benefits such as retirement and health and welfare plans made available to employees generally. Pursuant to his employment agreement, the initial term of the employment agreement is three years commencing on March 31, 2023, and his employment with us will be automatically renewed for additional one term unless either we or Mr. Lin provides a written notice of termination of his employment within 30 days prior to the expiration of the applicable term.

Pursuant to Mr. Lin’s employment agreement, the Company may terminate Mr. Lin’s employment for cause (as defined in the agreement), at any time, without notice. Upon termination for cause, Mr. Lin will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and his right to all other benefits will terminate, except as required by any applicable law. The Company may also terminate Mr. Lin’s employment without cause upon 30 days’ advance written notice. In the case of such a termination by the Company, Mr. Lin will be entitled to the amount of salaries earned and not paid prior to termination and a lump sum cash payment equal to three months of the base salary as of the date of such termination.

In the event Mr. Lin is terminated for death and disability, Mr. Lin will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and his right to all other benefits will terminate, except for his base salary earned and not paid prior to termination.

In addition, if the Company or its successor terminates Mr. Lin’s employment agreement upon a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, Mr. Lin shall be entitled to the following severance payments and benefits upon such termination: (i) a lump sum cash payment equal to three months of his base salary at a rate equal to the greater of his annual salary in effect immediately prior to the termination, or his then current annual salary as of the date of such termination; (ii) a lump sum cash payment equal to pro-rated amount of his target annual bonus for the year immediately preceding the termination; (iii) payment of premiums for continued health benefits under the Company’s health plan for three months following the termination; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by him.

Pursuant to Mr. Lin’s employment agreement, he may terminate his employment at any time with 30 day’s advance notice without cause, if (i) there is a material reduction in his authority, duties and responsibilities unless such reduction was made with his consent; (ii) there is a material reduction in his annual salary. In such case, he is entitled to compensation equivalent to three months of his base salary immediately prior to such termination. In addition, he may resign prior to the expiration of his employment agreement with the Company if such resignation is approved by the board of directors or an alternative agreement with respect to his employment is agreed to by the board of directors.

Mr. Lin’s employment agreement also contains customary restrictive covenants relating to confidentiality, non-competition and non-solicitation.

Equity Compensation Plan Information

We have not adopted any equity compensation plan.

Outstanding Equity Awards at Fiscal Year-End

None.

Director Compensation

To date, we have not paid any remuneration to our directors in their capacities as such.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us with respect to the beneficial ownership of common stock as of the date of this prospectus by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

●	each of our named executive officers and directors; and

●	all our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws.

The address of each holder listed below, except as otherwise indicated, is c/o Fashionista 2F., No. 24, Sec.1, Chongqing N. Rd., Datong Dist., Taipei City, Taiwan (R.O.C) 103.

Name of Beneficial Owner	Shares of Common Beneficially Stock Owned	Percent of Common Stock Beneficially Owned Before Offering(1)	Percent of Common Stock Beneficially Owned After Offering(2)
5% Beneficial Owners
Yushun Ting	6,109,200	67.88%	61.09%
Directors and Officers
Yushun Ting	6,109,200	67.88%	61.09%
I-Hsien Lin	—	—	—
All officers and directors as a group (two persons)	6,109,200	67.88%	61.09%

(1) Based on 9,000,000 shares of common stock issued and outstanding prior to this offering.

(2) Based on 10,000,000 shares of common stock issued and outstanding immediately after this offering.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Our related party transactions for the period from the inception of the Company to the date of this prospectus are set forth below:

On July 1,2023, Yushun Ting, our President, Chief Executive Officer, director and principal stockholder, signed an agreement with the Company pursuant to which he will provide funds to the Company for working capital. These funds provided by Mr. Ting are interest free, unsecured, and due on demand. There was $54,090 due to Mr. Ting as of January 31, 2024.

As of January 31, 2024., the Company has accrued $150,000 and $100,000, respectively, in salaries payable to Mr. Ting, and I-Hsien Lin, our Chief Financial Officer.

Policy on Related Party Transactions

We currently do not have a company policy on related party transactions. In addition, none of the related party transactions disclosed above were approved by our board of directors. We plan to adopt a policy on related party transactions in the near term as we further develop our business and improve our corporate governance.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Our articles of incorporation authorizes the issuance of 120,000,000 shares, of which (i) 100,000,000 shares are common stock with a par value of $0.0001 per share, and (ii) 20,000,000 shares are preferred stock, with a par value of $0.0001 per share. As of the date of this prospectus, 9,000,000 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

We may issue the debt securities as exchangeable for or convertible into shares of common stock, preferred stock or other securities. The preferred stock may also be exchangeable for and/or convertible into shares of common stock, another series of preferred stock or other securities.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and are not entitled to cumulative voting rights.

Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefor, subject to any preferential distribution rights of third parties (of which there are presently none). Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of our common stock are fully-paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any indebtedness of our company.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is [•].

Nevada Law and Certain Articles of Incorporation and Bylaw Provisions

Anti-Takeover Law. Certain provisions of Nevada law and our amended and restated articles of incorporation and bylaws summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us.

It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage people seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Section 78 of the Nevada Revised Statutes (the “NRS”) contains a control-share acquisition statute that provides that a person who acquires shares in an “issuing public corporation,” as defined in the statute, in excess of certain specified thresholds generally will not have any voting rights with respect to such shares unless such voting rights are approved by the holders of a majority of the votes of each class of securities entitled to vote separately, excluding shares held or controlled by the acquiring person.

The NRS also provides that an “affiliated transaction” between a Nevada corporation with an “interested shareholder,” as those terms are defined in the statute, generally must be approved by the affirmative vote of the holders of two-thirds of the outstanding voting shares, other than the shares beneficially owned by the interested stockholder. The NRS defines an “interested shareholder” as any person who is the beneficial owner of 10% or more of the outstanding voting shares of the corporation.

Any provision of our amended and restated articles of incorporation, bylaws or Nevada law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of common stock, and could also affect the price that some investors are willing to pay for our common stock.

Special Stockholder Meetings. Our bylaws provide that a special meeting of stockholders may be called by (i) the Chairman of the Board or the Chief Executive Officer, President or other executive officer of the Company, (ii) the Board of Directors or (iii)the holders of not less than 66 2/3%of the outstanding shares of the corporation entitled to vote at the meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

Limitation of Liability and Indemnification of Officers and Directors

Nevada Law

Section 78.7502 of the NRS provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable under Section 78.138 of the NRS for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 further provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he is not liable under Section 78.138 of the NRS for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Articles of Incorporation Provisions of the Company

The Company’s amended and restated articles of incorporation provide that the Company shall provide indemnification to its directors and officers to the maximum extent permitted by law. The Company shall pay advancements of expenses in advance of the final disposition of the action, suit or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to indemnification by the Company. The Company is permitted by its amended and restated articles of incorporation to purchase and maintain insurance in connection with its indemnification obligations.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Exclusive Forum Selection

Under our bylaws, and unless we consent in writing to the selection of an alternative forum, a state or federal court located in the State of Nevada shall, to the fullest extent permitted by law, be the sole and exclusive forums for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any actions asserting a claim arising pursuant to any provision of the NRS, the our amended and restated articles of incorporation or these bylaws, in each case as amended, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein.

Notwithstanding the foregoing, our bylaws provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Although we believe this provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, a court may determine that this provision is inapplicable (including as a result of the above exclusions) or unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors, officers and other employees, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

Purchasers in this offering will be bound by the subscription agreement, which provides that purchasers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws to the extent permitted by law. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. This jury trial waiver does not apply to subsequent secondary purchasers.

Market For Common Equity and Related Stockholder Matters

There is no public market for our common stock. We cannot give any assurance that the shares being offered will have a market value, or that they can be resold at the offered price if and when an active secondary market might develop, or that a public market for our securities may be sustained even if developed. The absence of a public market for our common stock will make it difficult to sell your shares.

We intend to apply to the OTC Pink Market, through a market maker that is a licensed broker dealer, to allow the trading of our common stock upon our becoming a reporting entity under the Exchange Act.

Shares Eligible For Future Sale

Prior to this offering, there was no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

We have an aggregate of 9,000,000 shares of our common stock outstanding prior to this offering, and we will have 10,000,000 shares of our common stock outstanding after conclusion of this offering assuming we sell all 1,000,000 shares. All of the shares registered in the registration statement of which this prospectus forms a part will be freely tradable without restriction or further registration under the Securities Act, unless those shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.

The remaining 9,000,000 unregistered shares of common stock outstanding after this offering will be restricted as a result of securities laws. Restricted securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, or another exemption from registration under the Securities Act.

Rule 144

Rule 144 allows for the public resale of restricted and control securities if a number of conditions are met. Meeting the conditions includes holding the shares for a certain period of time, having adequate current information, looking into a trading volume formula, and filing a notice of the proposed sale with the SEC.

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale, (ii) we are subject to the Exchange Act periodic reporting requirements and have filed all required reports for a least 90 days before the sale, and (iii) we are not and have never been a shell company (a company having no or nominal operations and either (1) no or nominal assets, (2) assets consisting solely of cash and cash equivalents, or (3) assets consisting of any amount of cash and cash equivalents and nominal other assets). If we ever become a shell company, Rule 144 would be unavailable until one year following the date we cease to be a shell company and file Form 10 information with the SEC ceasing to be a shell company, provided that we are then subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that we were required to file such reports and materials), other than Form 8-K reports. We believe that we are not a shell company but, instead, a start-up company as we have a definite business plan and have undertaken substantial activity to conduct our travel service businesses.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

●	1% of the number of shares of our common stock then outstanding; or

●	The average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION

We are registering 1,000,000 shares of our common stock for sale at the price of $0.20 per share.

This is a self-underwritten offering, and Mr. Ting, our Chief Executive Officer, President and director, will sell the shares issued by the Company directly to family, friends, business associates and acquaintances, with no commission or other remuneration payable to him for any shares they may sell. There are no plans or arrangements to enter into any contracts or agreements to sell the shares with a broker or dealer. In offering the securities on our behalf, Mr. Ting will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934. Mr. Ting will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions, as noted herein, under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer:

1.	Mr. Ting is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and

2.	Mr. Ting will not be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3.	Mr. Ting is not, nor will he be at the time of his participation in the offering, an associated person of a broker-dealer; and

4.	Mr. Ting meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or intends primarily to perform at the end of the offering, substantial duties for or on behalf of our company, other than in connection with transactions in securities; and (B) he is not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (C) has not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii). Under Paragraph 3a4-1(a)(4)(iii), our president, secretary, treasurer and director must restrict his participation to any one or more of the following activities:

A.	Preparing any written communication or delivering such communication through the mails or other means that does not involve oral solicitation by his of a potential purchaser; provided, however, that the content of such communication is approved by our president, secretary, treasurer and director;

B.	Responding to inquiries of a potential purchaser in a communication initiated by the potential purchaser; provided, however, that the content of such responses is limited to information contained in a registration statement filed under the Securities Act or other offering document; or

C.	Performing ministerial and clerical work involved in effecting any transaction.

Mr. Ting does not intend to purchase any shares in this offering.

Upon our becoming a reporting company under the Exchange Act, we will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and a distribution participant under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us.

Penny Stock Regulations

You should note that our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Procedures for Subscribing

The shares will be offered at a fixed price of $0.20 per share for a period of three months from the effective date of this prospectus. After such three-month period, the offering expires (“Termination Date”). If you decide to subscribe for any shares in this offering, you must execute and deliver a subscription agreement, a copy of which is filed as Exhibit 10.4 to the registration statement of which this prospectus is a part, and send it together with payment in full following the instructions set forth in the subscription agreement. You may elect to receive the shares by electronic delivery or a physical stock certificate. A closing or several closings will occur on or prior to the Termination Date.

Deposit of Offering Proceeds

Subscription funds in connection with the purchase of our shares shall be wired immediately to an escrow account (the “Escrow Account”) maintained by our escrow agent, [•] (the “Escrow Agent”) pursuant to certain escrow agreement between the Escrow Agent and us, and will be deposited in a noninterest-bearing bank account until the subscription agreements are accepted by us at the closing. Failure to execute a subscription agreement at the time the funds are sent to the Escrow Account will result in monies being returned to the investors. No interest will be paid to any shareholder, investor or us. All subscription agreements and subscription funds are irrevocable. All subscription funds will be held in the Escrow Account pending our written instruction before the Termination Date. Subscription funds will be released to us by the Escrow Agent at the closing in accordance with our written instructions. If the Escrow Agent has not received written instructions from us regarding the disbursement of the subscription funds by the Termination Date, the Escrow Agent will return the subscription funds, if any, to the investors without interest.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected at the closing.

OTC Pink Considerations

To be quoted on the OTC Pink Market, a market maker must file an application on our behalf in order to make a market for our common stock. We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTC Bulletin Board or the OTCQB.

The OTC Pink Market is separate and distinct from the Nasdaq. Nasdaq has no business relationship with issuers of securities quoted on the OTC Pink Market. The SEC’s order handling rules, which apply to Nasdaq-listed securities, do not apply to securities quoted on the OTC Pink Market.

Although Nasdaq has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Pink Market has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate quotation on the OTC Pink Market will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Pink Market rather than on Nasdaq. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with Nasdaq-listed securities.

Investors must contact a broker-dealer to trade OTC Pink Market securities. The OTC market transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the OTC market, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because the OTC stocks are usually not followed by analysts, there may be lower trading volume than for Nasdaq-listed securities.

There is no guarantee that our stock will ever be quoted on the OTC Pink Market.

Blue Sky Law Considerations

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTC Pink Market, investors should consider any secondary market for the Company’s securities to be a limited one. There is no guarantee that our stock will ever be quoted on the OTC Pink Market. We intend to seek coverage and publication of information regarding the company in an accepted publication, which permits a “manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer’s balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor’s, Moody’s Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to and may not be able to qualify securities for resale in other states, which require shares to be qualified before they can be resold by our stockholders.

EXPERTS

Our audited financial statements for the fiscal year ended April 30, 2023 included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the reports of Fortune CPA Inc., our independent registered public accountant, upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Parsons Behle & Latimer will pass upon the validity of the securities offered hereby. Legal matters as to Taiwan law will be passed upon for us by the Law Offices of Forseti.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statement for the Period

from March 30, 2023 (Inception) to April 30, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Fashionista Distributor Holdings Inc

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Fashionista Distributor Holdings Inc (“the Company”) as of April 30, 2023 and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from March 30, 2023 (inception) to April 30, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company from March 30, 2023 (inception) to April 30, 2023 and the results of its operations and its cash flows for the period from March 30, 2023 (inception) to April 30, 2023 in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses from operations. Therefore, the Company has stated the substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Going Concern

As described further in Note 2 to the financial statements, the Company has incurred losses for the period from March 30, 2023 (inception) to April 30, 2023 and expects to incur additional losses in the future.

We determined the Company’s ability to continue as a going concern is a critical audit matter due to the estimation and uncertainty regarding the Company’s future cash flows and the risk of bias in management’s judgments and assumptions in estimating these cash flows.

Our audit procedures related to the Company’s assertion on its ability to continue as a going concern included the following, among others:

We reviewed the Company’s working capital and liquidity ratios and forecasted revenue, operating expenses, and uses and sources of cash used in management’s assessment of whether the Company has sufficient liquidity to fund operations for at least one year from the financial statement issuance date. This testing included inquiries with management, comparison of prior period forecasts to actual results, consideration of positive and negative evidence impacting management’s forecasts, the Company’s financing arrangements in place as of the report date, market and industry factors and consideration of the Company’s relationships with its financing partners.

/s/ Fortune CPA, Inc

We have served as the Company’s auditor since 2023.

Orange, CA

December 14, 2023

PCAOB # 6901

FASHIONISTA DISTRIBUTOR HOLDINGS INC.

Balance Sheets

(Stated in U.S. Dollars)

April 30, 2023

ASSETS
Accounts receivable	$800,000

Total Current Assets	$800,000

Total Assets	$800,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Accounts payable	$783,500
Other payables and accrued expenses	26,200
Total Current Liabilities	$809,700

Stockholders’ Equity
Preferred Stock, $0.0001 par value,20,000,000 shares authorized;0 issued and outstanding at April 30, 2023	$—
Common Stock $0.0001 par value, 100,000,000 shares authorized; 100 shares issued and outstanding at April 30, 2023
Additional paid in capital	100
Subscription receivable	(100)
Accumulated deficit	$(9,700)
Total Stockholders’ Deficit	(9,700)
Total Liabilities and Stockholders’ Deficit	$800,000

The accompanying notes are an integral part of these condensed financial statements.

FASHIONISTA DISTRIBUTOR HOLDINGS INC.

Statements of Operations

(Stated in U.S. Dollars)

From March 30, 2023 (Inception) to April 30, 2023

Revenue	$800,000
Cost of sales	783,500
Gross profit	16,500

Operating expenses:
General and Administration	26,200
Operating expenses:	26,200

Net loss for the period	$(9,700)

Net loss per common share, basic and diluted	$(97)

Weighted average number of common shares – basic and diluted	(97)

The accompanying notes are an integral part of these condensed financial statements.

FASHIONISTA DISTRIBUTOR HOLDINGS INC.

Statements of Changes in Stockholders’ Deficit

(Stated in U.S. Dollars)

	Common Stock			Additional	Subscription	Accumulated
	Shares	Amount		Paid-In Capital	receivable	Deficit	Total
BALANCE, March 30, 2023 (Inception)	—		$—	$—	$—	$—	$—
Issued common stock	100			100	(100)	—	—
Net loss for the period	—		—	—	—	(9,700)	(9,700)
BALANCE, April 30, 2023	100	$		$100	$(100)	$(9,700)	$(9,700)

The accompanying notes are an integral part of these condensed financial statements.

FASHIONISTA DISTRIBUTOR HOLDINGS INC.

Statements of Cash Flows

(Stated in U.S. Dollars)

From March 30, 2023 (Inception) to April 30,
2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,700)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Changes in operating assets and liabilities
Accounts receivable	(800,000)
Accounts payable	783,500
Other payables and accrued expenses	26,200
Cash provided by (used in) operating activities	$—

INCREASE (DECREASE) IN CASH	—
CASH AT BEGINNING OF YEAR	—
CASH AT END OF PERIOD	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$—
Taxes paid	$—

The accompanying notes are an integral part of these condensed financial statements.

FASHIONISTA DISTRIBUTOR HOLDINGS INC.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

As of April 30, 2023

NOTE 1 - NATURE OF OPERATIONS

Fashionista Distributor Holdings Inc. (the “Company”) was incorporated in the State of Nevada on March 30, 2023. The Company is an early development stage company providing design services to clients in Taiwan by utilizing its designer resources in Italy.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming the continuation of the Company as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern. The net loss and accumulated deficit for the period from March 30, 2023 (inception) to April 30, 2023 is $9,700.

The Company incorporated in the State of Nevada on March 30, 2023 our cost and expenses exceeded our revenue, and an accumulated deficit of $9,700 as of April 30, 2023.

The Company is actively seeking new customers in China and Southeast Asia. However, the Company cannot predict the ultimate outcome of its efforts. The Company’s continued existence is dependent upon its ability to successfully acquire new customers, or obtain additional capital through loans and/or offering of securities, as needed, to fund its operations, including additional capital from its existing stockholders.

NOTE 3 - USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of these financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 4 – SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed financial statements have been prepared in accordance with U.S GAAP). In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are of a normal recurring nature.

Fiscal Year-End

The Company has selected April 30 as its fiscal year-end.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivables, Net

Accounts receivables are stated at the historical carrying amount net of the allowance for doubtful accounts. The Company reviews the accounts receivable on a periodic basis and makes allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual accounts receivable balances, the Company considers several factors, including the age of the balance, the customer’s payment history, and current credit worthiness, and current economic trends.

Basic and Diluted Loss Per Share

The Company computed basic and diluted loss per share amounts pursuant to the ASC 260 “Earnings per Share.” There are no potentially dilutive shares outstanding and, accordingly, dilutive per share amounts have not been presented in the accompanying statements of operations.

Revenue Recognition

The Company adopted ASC 606, “Revenue from Contracts with Customers” for all periods presented. Consistent with the criteria of Topic 606, the Company follows five steps for its revenue recognition: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

Revenue from the Company’s services in the ordinary course of business is recognized when the Company satisfies the performance obligation (“PO”) by transferring control of the promised service to the client. The promised service is generally provision of concept design on interior design or fashion collection by the designers identified by the Company based on the clients’ needs. There is only one PO in a contract. The PO is considered fulfilled when the client accepts the design blue print via an email, as such revenue is recognized at a point in time. The amount of revenue recognized is the amount of the contract price which is fixed when the contract is signed.

In general, the Company controls the services, because (i) it is primarily responsible for fulfilling the promise to provide the specified service through working with the designers in the Company’s network; (ii) it has discretion in establishing the price for the specified service; and (iii) no inventory risk is involved as no inventory is kept for the business. The Company believes that all these factors indicate that the Company is acting as a principal in the transaction. As a result, revenue is recognized on a gross basis.

Cost of Revenues

Cost of revenues consists of expenditures incurred in the generation of the company’s revenue.

General and Administrative Expenses

General and administrative expenses consist primarily of salary for general and administrative personnel, rent and general office expenses.

NOTE 5 – COST OF REVENUES

As of April 30, 2023, cost of revenues consisted of the design fee of designers.

NOTE 6 – ACCOUNTS RECEIVABLE

As of April 30, 2023, accounts receivable consisted of the following:

April 30, 2023
Accounts receivable	$800,000
Less: Allowance for doubtful accounts	—
Total	$800,000

The Company reviews accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. Based on the age of the balance, a customer’s payment history and credit worthiness, current economic trends and reasonable and supportable forecasts, the Company determined there were no collectability issues as of April 30, 2023 and no allowance for doubtful accounts was necessary.

NOTE 7 – ACCOUNTS PAYABLE

As of April 30, 2023, accounts payable consisted of the following:

April 30, 2023
Accounts payable-design fee	$783,500
Total	$783,500

NOTE 8 – OTHER PAYABLES AND ACCRUED EXPENSES

As of April 30, 2023, other payables and accrued expenses consisted of the following:

April 30, 2023
Accrued payroll	$25,000
Accrued rent fee	1,200
Total	$26,200

NOTE 9 – RELATED PARTY TRANSACTIONS

The following tables represents related party transactions with the Company’s CEO and CFO as of April 30, 2023:

		April 30, 2023
Yushun Ting	Payroll payable	$15,000
I-Hsien Lin	Payroll payable	10,000
	Total	$25,000

NOTE 10 – CAPITAL STOCK

On March 30, 2023, the Company issued 100 shares of common stock to Mr. Ting in consideration for a purchase price of $1.

As of April 30, 2023, there were 100 shares of common stock and no shares of preferred stock issued and outstanding.

NOTE 11 – SUBSEQUENT EVENTS

On September 26, 2023, the Company amended and restated its articles of incorporation, pursuant to which the total number of shares of capital stock which the Company shall have authority to issue is 120,000,000 shares, of which (i) 100,000,000 shares are designated as common stock with a par value of $0.0001 per share, and (ii) 20,000,000 shares are designated as preferred stock, with a par value of $0.0001 per share.

On September 28, 2023, the Company issued an aggregate of 8,999,900 shares of common stock to certain non-U.S. investors at a purchase price of $0.01 per share for an aggregate consideration of $89,999.

FASHIONISTA DISTRIBUTOR HOLDINGS INC.

Interim Condensed Balance Sheets

(Unaudited)

(Stated in U.S. Dollars)

	January 31, 2024 (Unaudited)	April 30, 2023

ASSETS
Cash and cash equivalents	$20,587	$—
Accounts receivable		800,000
Total Current Assets	$20,587	$800,000

Total Assets	$20,587	$800,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable	$—	$783,500
Other payables and accrued expenses	278,128	26,200
Due to shareholders	14,090	—
Total Current Liabilities	$292,218	809,700

Stockholders’ Equity
Preferred Stock: $0.0001 par value, 20,000,000 shares authorized;0 issued and outstanding at January 31, 2024	$—	$—
Common Stock: $0.0001 par value, 100,000,000 shares authorized;9,000,000 shares issued and outstanding at January 31, 2024	900
Additional paid in capital	89,199	100
Subscription receivable		(100)
Accumulated deficit	$(361,730)	$(9,700)
Total Stockholders’ Deficit	(271,631)	(9,700)
Total Liabilities and Stockholders’ Deficit	$20,587	$800,000

The accompanying notes are an integral part of these condensed financial statements.

FASHIONISTA DISTRIBUTOR HOLDINGS INC.

Interim Condensed Statements of Operations

(Unaudited)

(Stated in U.S. Dollars)

For the Nine Months Ended January 31,
2024
Revenue	$78,000
Cost of sales	70,000
Gross profit	8,000

Operating expenses:
General and administration	359,575
Other operating expenses, net	455
Operating expenses:	360,030

Net loss for the period	$(352,030)

Net loss per share of common stock, basic and diluted	$(0.04)

Weighted average number of common stock – basic and diluted	4,500,050

The accompanying notes are an integral part of these condensed financial statements.

FASHIONISTA DISTRIBUTOR HOLDINGS INC.

Interim Condensed Statements of Changes in Stockholders’ Deficit

(Unaudited)

(Stated in U.S. Dollars)

	Common Stock			Additional	Subscription	Accumulated
				Paid-In
	Shares	Amount		Capital	Receivable	Deficit	Total
BALANCE, March 30, 2023 (Inception)	—		$—	$—	$—	$—	$—
Issued common stock	100			100	(100)		—
Net loss for the period	—		—	—	—	(9,700)	(9,700)
BALANCE, April 30, 2023	100	$		$100	$(100)	$(9,700)	(9,700)
Subscription receivable	—		—	—	90,099	—	90,099
Issued common stock	8,999,900		900	89,099	(89,999)	—	—
Net loss for the period	—		—	—	—	(352,030)	(352,030)
BALANCE, January 31, 2024	9,000,000		$900	$89,199	$—	$(361,730)	$(271,631)

The accompanying notes are an integral part of these condensed financial statements.

FASHIONISTA DISTRIBUTOR HOLDINGS INC.

Interim Condensed Statements of Cash Flows

(Unaudited)

(Stated in U.S. Dollars)

Nine Months Ended January 31,
2024

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(352,030)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Changes in operating assets and liabilities
Accounts receivable	800,000
Accounts payable	(783,500)
Other payables and accrued expenses	251,928
Cash used in operating activities	$(83,602)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Related parties	14, 090
Proceeds from Subscription receivable	90,099
Cash provided by financing activities	$104,189

INCREASE IN CASH	20,587
CASH AT THE BEGINNING OF YEAR	—
CASH AT THE END OF PERIOD	$20,587

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$—
Taxes paid	$—

The accompanying notes are an integral part of these condensed financial statements.

FASHIONISTA DISTRIBUTOR HOLDINGS INC.

NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS

As of January 31, 2024

NOTE 1 - NATURE OF OPERATIONS

Fashionista Distributor Holdings Inc. (the “Company”) was incorporated in the State of Nevada on March 30, 2023. The Company is an early development stage company providing design services to clients in Taiwan by utilizing its designer resources in Italy.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming the continuation of the Company as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern. The net loss for the nine months ended January 31, 2024 is $352,030 and accumulated deficit as of January 31, 2024 is $361,730.

The Company incorporated in the State of Nevada on March 30, 2023 our cost and expenses exceeded our revenue, and an accumulated deficit of $361,730 as of January 31, 2024.Presently, we are trying to attract clients and expand its business to China and Southeast Asia in the future.

The Company is actively seeking new customers in China and Southeast Asia. However, the Company cannot predict the ultimate outcome of its efforts. The Company’s continued existence is dependent upon its ability to successfully acquire new customers, or obtain additional capital through loans and/or offering of securities, as needed, to fund its operations, including additional capital from its existing stockholders.

NOTE 3 - USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of these financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 4 – SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed financial statements have been prepared in accordance with U.S. GAAP. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are of a normal recurring nature.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivables, Net

Accounts receivables are stated at the historical carrying amount net of the allowance for doubtful accounts. The Company reviews the accounts receivable on a periodic basis and makes allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual accounts receivable balances, the company considers several factors, including the age of the balance, the customer’s payment history, and current credit worthiness, and current economic trends.

Basic and Diluted Loss Per Share

The Company computed basic and diluted loss per share amounts pursuant to the ASC 260 “Earnings per Share.” There are no potentially dilutive shares outstanding and, accordingly, dilutive per share amounts have not been presented in the accompanying statements of operations.

Revenue Recognition

The Company adopted ASC 606, “Revenue from Contracts with Customers” for all periods presented. Consistent with the criteria of Topic 606, the Company follows five steps for its revenue recognition: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

Revenue from the Company’s services in the ordinary course of business is recognized when the Company satisfies the performance obligation (‘‘PO’’) by transferring control of the promised service to the client. The promised service is generally provision of concept design on interior design or fashion collection by the designers identified by the Company based on the clients’ needs. There is only one PO in a contract. The PO is considered fulfilled when the client accepts the design blue print via an email, as such revenue is recognized at a point in time. The amount of revenue recognized is the amount of the contract price which is fixed when the contract is signed   with clients.

In general, the Company controls the services, because (i) it is primarily responsible for fulfilling the promise to provide the specified service through working with the designers in the Company’s network; (ii) it has discretion in establishing the price for the specified service; and (iii) no inventory risk is involved as no inventory is kept for the business. The Company believes that all these factors indicate that the Company is acting as a principal in the transaction. As a result, revenue is recognized on a gross basis.

Cost of Revenues

Cost of revenues consists of expenditures incurred in the generation of the Company’s revenue.

General and Administrative Expenses

General and administrative expenses consist primarily of salary for general and administrative personnel, rent and general office expenses.

NOTE 5 – COST OF REVENUES

As of January 31, 2024, cost of revenues consisted of the design fee of designers.

NOTE 6 – ACCOUNTS RECEIVABLE

As of January 31, 2024, there is no accounts receivable ending balance.

The Company reviews account receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. Based on the age of the balance, a customer’s payment history and credit worthiness, current economic trends and reasonable and supportable forecasts, the Company determined there were no collectability issues at January 31, 2024 and no allowance for doubtful accounts was necessary.

NOTE 7 – ACCOUNTS PAYABLE

As of January 31, 2024, there is no accounts payable ending balance.

NOTE 8 – OTHER PAYABLES AND ACCRUED EXPENSES

As of January 31, 2024, other payables and accrued expenses consisted of the following:

January 31, 2024
Accrued payroll	$250,000
Accrued service fee	14,980
Accrued rent fee	12,000
Others	1,148
Total	$278,128

NOTE 9 – DUE TO SHAREHOLDERS

As of January 31, 2024, due to shareholders consisted of the following:

January 31, 2024
Due to a stockholder- Yushun Ting	14,090
Total	$14,090

NOTE 10– RELATED PARTY TRANSACTIONS

The following table represents related party transactions as of January 31, 2024:

Related Party		January 31, 2024
Yushun Ting, CEO and principal stockholder of the Company	Payroll payable	$150,000
Yushun Ting	Due to stockholder	14,090
I-Hsien Lin, CFO of the Company	Payroll payable	100,000
	Total	$264,900

On July 1,2023, Yushun Ting, CEO of the Company, signed an agreement with the company pursuant to which he will provide funds to company for working capital. These funds provided by Mr. Ting are interest free, unsecured, and due on demand . There was $14,090 due to Mr. Ting as of January 31, 2024.

NOTE 11– CAPITAL STOCK

On March 30, 2023, the Company issued 100 shares of common stock to Mr. Ting in consideration for a purchase price of $1.

On September 26, 2023, the Company amended and restated bylaws, the total number of shares of capital stock which the Company shall have authority to issue is 120,000,000 shares, of which (i) 100,000,000 shares are designated as common stock with a par value of $0.0001 per share, and (ii) 20,000,000 shares are designated as preferred stock, with a par value of $0.0001 per share.

On September 28, 2023, the Company issued an aggregate of 8,999,900 shares of common stock to certain non-U.S. investors at a purchase price of $0.01 per share for an aggregate consideration of $89,999.

As of January 31, 2024, there were 9,000,000 shares of common stock and no shares of preferred stock issued and outstanding.

NOTE12 – SUBSEQUENT EVENTS

The Company’s management evaluated subsequent events through the date the financial statements were issued and there are no additional subsequent events to report.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement assuming all shares are sold. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Amount to be paid
SEC registration fee	$30
Transfer agent and registrar fees	$3,000
Accounting fees and expenses	$45,000
Legal fees and expenses	$50,000
Printing expenses	$12,000
Total	$110,030

Item 14. Indemnification of Directors and Officers

Section 78.7502 of the NRS provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable under Section 78.138 of the NRS for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 further provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he is not liable under Section 78.138 of the NRS for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Articles of Incorporation Provisions of the Company

Our amended and restated articles of incorporation provide that the Company shall provide indemnification to its directors and officers to the maximum extent permitted by law. The Company shall pay advancements of expenses in advance of the final disposition of the action, suit or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to indemnification by the Company. The Company is permitted by the amended and restated articles of incorporation to purchase and maintain insurance in connection with its indemnification obligations.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, we have been advised that the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

On March 30, 2023, the Company issued 100 shares of common stock to Mr. Ting, in consideration for a purchase price of $1. The issuance was made in reliance upon the exemption from registration under Section 4(a)(2) of the Securities Act as it does not involve a public offering.

On September 28, 2023, the Company issued an aggregate of 8,999,900 shares of common stock to certain non-U.S. investors at a purchase price of $0.01 per share, for an aggregate consideration of $89,999. Mr. Ting was among these non-U.S. investors and purchased 6,109,100 shares of common stock. The issuances were made in reliance upon the exemption from registration pursuant to Regulation S promulgated under the Securities Act which permits offers or sales of securities by the Company outside of the United States that are not made to “U.S. Persons” or for the account or benefit of a “U.S. Person”, as that term is defined in Rule 902 of Regulation S.

Item 16. Exhibits

The following is a list of exhibits filed as a part of this registration statement:

Exhibit Number	Description of Document
3.1**	Amended and Restated Articles of Incorporation of the Company
3.2**	Amended and Restated Bylaws of the Company
5.1**	Opinion of Parsons Behle & Latimer
5.2*	Opinion of Law Offices of Forseti
10.1*+	Translation of Lease Contract dated April 1, 2024, by and between Ku Shih Yun and Fashionista Distributor Holdings Inc.
10.2**	Employment Agreement, dated March 31, 2023, by and between the Company and Yushun Ting
10.3**	Employment Agreement, dated March 31, 2023, by and between the Company and I-Hsien Lin
10.4**	Form of Subscription Agreement between the Company and the Investors
10.5*	Design Consulting Agreement, dated March 6, 2024, by and between the Company and Customer A
10.6*	Design Consulting Agreement, dated January 28, 2024, by and between the Company and Customer B
10.7*	Design Consulting Agreement, dated March 5, 2024, by and between the Company and Customer B
10.8*	Design Consulting Agreement, dated March 9, 2024, by and between the Company and Customer B
10.9*	Design Consulting Agreement, dated February 29, 2024, by and between the Company and Customer C
10.10*	Design Consulting Agreement, dated March 15, 2024, by and between the Company and Customer C
10.11**	Design Contract dated January 30, 2024, by and between the Company and Raffaele Iaculli
10.12*	Design Contract dated March 17, 2024, by and between the Company and Nicola Tononi
10.13*	Design Contract dated March 11, 2024, by and between the Company and Andrea Ciccolo
10.14*	Design Contract dated March 10, 2024, by and between the Company and Agne Raceviciute
10.15*	Design Contract dated March 9, 2024, by and between the Company and Andrea Ciccolo
10.16*	Design Contract dated March 7, 2024, by and between the Company and Raffaele Iaculli
10.17*	Design Contract dated March 1, 2024, by and between the Company and Nicola Tononi
10.18*	Translation of Loan Agreement dated July 1, 2023 by and between the Company and Yushun Ting
23.1*	Consent of Fortune CPA
23.2**	Consent of Parsons Behle & Latimer (included in Exhibit 5.1)
107**	Filing Fee Table

*	Filed herewith.
**	Previously filed.
+	Portions of the exhibit have been omitted pursuant to Item 601(a)(6) of Regulations S-K. The Company hereby agrees to furnish a copy of any omitted portion to the SEC upon request.

Item 17. Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taipei, Taiwan, on May 24, 2024.

FASHIONISTA DISTRIBUTOR HOLDINGS INC.

By:	/s/ Yushun Ting
	Name:	Yushun Ting
	Title:	President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following person in the capacity and on the date indicated.

Person	Capacity	Date

/s/ Yushun Ting	President, Chief Executive Officer	May 24, 2024
Yushun Ting	and Director

/s/ I-Hsien Lin	Chief Financial Officer	May 24, 2024
I-Hsien Lin